UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Mosaic Company

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

August 24, 2010

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2010 Annual Meeting of Stockholders. The meeting will be held at The Palmetto Club at Fishhawk Ranch, 17004 Dorman Road, Lithia, Florida 33547 on October 7, 2010, at 10:00 a.m. local time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages. At the meeting we will report on our operations during the fiscal year ended May 31, 2010. Directions to the meeting are included at the end of the accompanying Proxy Statement.

I encourage you to attend the meeting and to vote in favor of the election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Regardless of whether you expect to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

/s/ James T. Prokopanko

James T. Prokopanko

President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2010 Annual Meeting of Stockholders

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at The Palmetto Club at Fishhawk Ranch, 17004 Dorman Road, Lithia, Florida 33547 on October 7, 2010, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	The election of four directors for terms expiring in 2013, each as recommended by the Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending May 31, 2011 and the effectiveness of internal control over financial reporting as of May 31, 2011, as recommended by our Audit Committee; and

3.	Any other business that may properly come before the 2010 Annual Meeting of Stockholders or any adjournment thereof.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on August 9, 2010 are entitled to notice of and to vote at the 2010 Annual Meeting of Stockholders.

By Order of the Board of Directors

/s/ Richard L. Mack

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

August 24, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on October 7, 2010:

Our Proxy Statement and 2010 Annual Report are available at www.mosaicco.com/proxymaterials.

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PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2010

The Board of Directors of The Mosaic Company is soliciting proxies for use at the 2010 Annual Meeting of Stockholders to be held on October 7, 2010, and at any adjournment of the meeting. The proxy materials are first being mailed or made available to stockholders on or about August 24, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of 2010 Annual Meeting of Stockholders. These include the election of directors and ratification of the appointment of our independent registered public accounting firm. Also, management will report on our performance during the fiscal year ended May 31, 2010 and respond to questions from stockholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission, or SEC, we may now furnish proxy materials, including this Proxy Statement and our 2010 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

Who is entitled to vote at the meeting?

The Board of Directors has set August 9, 2010, as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on August 9, 2010, you are entitled to vote at the meeting.

As of the record date, 445,574,823 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 445,574,823 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares entitled to vote at the meeting must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy vote by mail, telephone or via the Internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the printed proxy card, if you received one.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by October 4, 2010, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors is required to elect directors. This means that since stockholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the other proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

How does the Board of Directors recommend that I vote?

You will vote on the following proposals:

•	Election of four directors: William R. Graber, Emery N. Koenig, Sergio Rial and David T. Seaton; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May  31, 2011.

What if I do not specify how I want my shares voted?

If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange, may not be voted on Proposal No. 1 – Election of Directors. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	FOR the election of all of the nominees for director; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, voting again over the telephone or by Internet no later than 12:00 noon Eastern time on October 6, 2010;

•	if you completed and returned a proxy card, submitting a new proxy card with a later date and returning it prior to the meeting; or

•	submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 19 of this Proxy Statement.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director – Investor Relations, or call (763) 577-2828.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until October 4, 2010. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by personal interview, telephone or telegrams. These individuals will receive no additional compensation for their services other than their regular salaries.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

We have stock ownership guidelines for our directors and our executive officers. Our stock ownership guideline for directors calls for ownership of shares in an aggregate amount equal in value to $350,000 to be satisfied prior to the fifth anniversary of the commencement of his or her directorship. For purposes of meeting our stock ownership guidelines, restricted stock units (whether vested or unvested) and shares of our common stock owned by a director are included. Each of our directors who has served on our Board for at least five years meets these stock ownership guidelines. Our stock ownership guidelines for executive officers are described under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis on page 42.

The following table shows the number of shares of common stock owned beneficially, as of July 2, 2010, by (1) each director and director nominee, (2) each executive officer named in the Fiscal 2010, 2009 and 2008 Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)(3)		Percent of Outstanding Common Stock
F. Guillaume Bastiaens	18,398		*
Phyllis E. Cochran	8,839		*
Norman B. Beug	125,369		*
Richard D. Frasch	2,327		*
William R. Graber	19,880		*
Emery N. Koenig	—		*
Robert L. Lumpkins	35,261		*
Richard L. Mack	171,092		*
Harold H. MacKay	39,830		*
David B. Mathis	56,197		*
William T. Monahan	22,080		*
James (“Joc”) C. O’Rourke	4,006		*
James L. Popowich	7,327		*
James T. Prokopanko	449,338		*
Sergio Rial	—		*
David T. Seaton	973		*
Steven M. Seibert	11,112		*
Lawrence W. Stranghoener	309,087	(4)	*
All directors and executive officers as a group (21 persons)	1,541,548		*

*	Represents less than 1% of the outstanding shares.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of July 2, 2010:

Name	Stock Options	Restricted Stock Units
F. Guillaume Bastiaens	—	3,951
Phyllis E. Cochran	—	3,951
Norman B. Beug	25,142	8,119
Richard D. Frasch	—	2,327
William R. Graber	—	3,951
Robert L. Lumpkins	—	7,903
Richard L. Mack	130,514	8,119
Harold H. MacKay	21,750	3,951
David B. Mathis	17,600	3,951
William T. Monahan	—	3,951
James (“Joc”) C. O’Rourke	4,006	—
James L. Popowich	—	2,327
James T. Prokopanko	350,409	34,974
David T. Seaton	—	973
Steven M. Seibert	—	3,951
Lawrence W. Stranghoener	213,150	10,617
All directors and executive officers as a group (21 persons)	962,814	120,752
(3)	We have included stock options and restricted stock units only if they are exercisable, or vest, within 60 days of July 2, 2010. Restricted stock units that do not vest within that period include 1,712 held by each of Ms. Cochran and Messrs. Bastiaens, Graber, MacKay, Mathis, Monahan, Seaton and Seibert; 2,766 held by Mr. Frasch; 3,423 held by Mr. Lumpkins; and 2,009 held by Mr. Popowich.
(4)	Includes 250 shares of common stock held by Mr. Stranghoener’s three children.

Ownership of Securities by Others

We believe that, as of August 9, 2010, based on filings with the SEC, the following named organizations are the beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Cargill, Incorporated (1) 15615 McGinty Road West Wayzata, Minnesota 55391	285,759,772	64.13%

Cargill Fertilizer, Inc. 15615 McGinty Road West Wayzata, Minnesota 55391	243,972,618	54.75%

GNS I (U.S.) Corp. 15615 McGinty Road West Wayzata, Minnesota 55391	30,155,221	6.77%

(1)	Includes 30,155,221 shares of common stock held by GNS I (U.S.) Corp. and 243,972,618 shares of common stock held by Cargill Fertilizer, Inc., both of which are wholly-owned subsidiaries of Cargill, Incorporated. Throughout this Proxy Statement, we sometimes refer to Cargill, Incorporated individually and/or together with one or more of its subsidiaries and affiliates (other than us) as “Cargill.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and more than 10% stockholders complied with all Section 16(a) filing requirements for our fiscal year ended May 31, 2010.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Four directors currently serve in the class of directors whose terms expire at the Annual Meeting. William R. Graber and David T. Seaton, each of whom is currently serving in the class of directors whose terms expire at the Annual Meeting, will stand for re-election at the Annual Meeting for three-year terms expiring in 2013. The Board has nominated Emery N. Koenig and Sergio Rial for election at the Annual Meeting for three-year terms expiring in 2013 to replace Messrs. Bastiaens and Frasch, whose terms also expire at the Annual Meeting. Messrs. Koenig and Rial, both of whom currently serve as senior executives of Cargill, were identified as candidates by Cargill to replace Messrs. Bastiaens and Frasch, both of whom previously were employed as senior executives of Cargill, were initially designated to serve as Cargill Directors under our former Investor Rights Agreement with Cargill and have retired from Cargill since their election to our Board.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

The names of the directors whose terms expire at the Annual Meeting, of the nominees for director and of those directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service on the Board, and a summary of their specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director are set forth below.

Nominees for Election as Class III Directors Whose Terms Expire in 2013

William R. Graber. Age 67, director since October 2004. Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company. Mr. Graber currently serves as a director of Kaiser Permanente and Archimedes, Inc. Mr. Graber also served as a director of Solectron Corporation from 2004 until the company was sold in 2007. Mr. Graber’s experience as a former Chief Financial Officer and in other financial and accounting leadership roles for several other companies allows him to serve as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC and facilitates his leadership of our Audit Committee. Mr. Graber also brings to our Board extensive experience as both a senior executive and a director of other public companies in a wide variety of businesses, including cyclical businesses, short-cycle, long-cycle, manufacturing and service businesses.

Emery N. Koenig. Age 54, director nominee. Mr. Koenig has served as a Senior Vice President and member of the Corporate Leadership Team of Cargill since June 2010 and December 2009, respectively. Mr. Koenig has also served as leader of the Cargill Agricultural Supply Chain Platform since April 2006, leader of the Cargill Energy, Transportation and Industrial Platform since June 2007. Mr. Koenig served as Corporate Vice President at Cargill from June 2007 to May 2010 and as business unit leader for Cargill’s World Trading Unit from 1999 until April 2006. Since joining Cargill in 1978, Mr. Koenig has had 14 years of agricultural commodity trading and managerial experience in various locations in the United States, and 18 years of experience in the international trading and risk management arena. Mr. Koenig currently serves as Chairman of Black River Asset Management, an independently managed subsidiary of Cargill. Mr. Koenig was recommended for consideration as a director nominee by Cargill and would bring to our Board significant leadership experience in the areas of finance and risk management.

David T. Seaton. Age 49, director since April 2009. Mr. Seaton has been Chief Operating Officer of Fluor Corporation, a professional services firm, with responsibility for overseeing the company’s five business groups; project operations; health, safety and environmental; and business development, since November 2009. Prior to this appointment, Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. From September 2005 to February 2007, Mr. Seaton served a Senior Vice President and Group Executive for Fluor’s global corporate sales with geographic responsibility for the Middle East and as Senior Vice President of Fluor’s Energy and Chemicals Sales group from April 2003 to September 2005. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally, including Vice President and Managing Director of Fluor Arabia Ltd., a joint venture in Saudi Arabia. Mr. Seaton brings to our Board extensive project management experience in executive and operational leadership roles in a global business.

Sergio Rial. Age 50, director nominee. Mr. Rial has served as a Senior Vice President and member of the Corporate Leadership Team of Cargill since February 2010 and December 2009, respectively. Mr. Rial has also served as leader of the Cargill Food Ingredients and Systems Platform since July 2004, leader of the Cargill Financial Services Platform since December 2009 and regional director for Latin America since January 2006. Before joining Cargill in July 2004, Mr. Rial was a senior managing director and co-head of the Investment Banking Division at Bear Stearns, a global investment bank and securities trading and brokerage firm, since April 2002. Prior to working at Bear Stearns, Mr. Rial held the position of board member with ABN AMRO, a global banking firm headquartered in Amsterdam, The Netherlands, since joining the firm in 1984. Mr. Rial currently serves as executive chairman of CarVal Investors, LLC, an independently managed subsidiary of Cargill, and is also a board member for Cyrela Brazil Realty, Brazil’s largest residential construction and real estate developer. Mr. Rial would bring to our Board significant leadership experience in the areas of finance, mergers and acquisitions and capital markets in different geographies.

Class I Directors Whose Terms Expire in 2011

David B. Mathis. Age 72, director since October 2004. Mr. Mathis has served as Chairman of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management and reinsurance, since November 2003. He was both Chairman and Chief Executive Officer of Kemper between February 1996 and November 2003. Mr. Mathis has held a variety of management positions at Kemper since joining the firm in 1960, including Chairman and Chief Executive Officer of Kemper Corporation, the public company of the Kemper Group. He is currently a director of Thomas Group, Inc. and Mr. Mathis previously served as a director of IMC Global Inc. (“IMC”) from February 1995 to October 2004. As a director of IMC, Mr. Mathis played an important role in the formation of Mosaic. Because of his extensive experience as a former Chief Executive Officer and executive, as well as his service on the Boards of other organizations and his longstanding experience as a director of one of our constituent companies, Mr. Mathis brings to our Board a broad range of leadership and management skills and experiences, particularly in the areas of financial and risk management and capital markets. On August 9, 2010, Mr. Mathis, having attained the age of 72 in 2010, submitted his resignation as a director in accordance with the retirement policy described in this Proxy Statement. On August 12, 2010, the Board, upon the recommendation of its Corporate Governance and Nominating Committee, rejected the resignation and Mr. Mathis accepted the Board’s request to continue to serve as a director until the Annual Meeting of Stockholders in 2011 or such other time prior to expiration of his term of office as mutually agreed by Mr. Mathis and the Board.

James L. Popowich. Age 66, director since December 2007. Mr. Popowich serves as a director of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and identifying best practices in the mining industry. From May 2008 through May 2009 Mr. Popowich served as Past President of CIM and he served as President of CIM from May 2007 to May 2008. Mr. Popowich also serves as a director of Climate Change Central, an organization established by the Alberta government dedicated to the reduction of greenhouse gasses in Alberta primarily through energy efficiency and demand side management. He served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and also served as President of the Fording Canadian Coal Trust, a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich previously served as Executive Vice President of EVCC from February 2003 to January 2004. Mr. Popowich brings to our Board significant executive, operational, environmental, health and safety, corporate social responsibility and community experience in Canadian mining, as well as in addressing greenhouse gas matters in Canada.

James T. Prokopanko. Age 57, director since October 2004. Mr. Prokopanko has been our President and Chief Executive Officer since January 2007. He joined us as our Executive Vice President and Chief Operating Officer in July 2006, serving in such offices until being elected President and Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a platform leader of Cargill’s Ag

Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko is the sole director who is a member of management. Mr. Prokopanko, as our Chief Executive Officer, serves as the principal interface between management and our Board, and facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other. Mr. Prokopanko is currently a director of Vulcan Materials Company.

Steven M. Seibert. Age 55, director since October 2004. Mr. Seibert joined the Collins Center for Public Policy, a non-profit, non-partisan organization that seeks opportunities and takes action to improve the quality of lives of the citizens of Florida and the nation, as its Senior Vice President and Director of Policy in July 2008. Prior to joining the Collins Center, Mr. Seibert operated The Seibert Law Firm in Tallahassee, Florida from January 2003 to July 2008 and represented private and public sector clients in environmental and land use matters. He also served as the Executive Director of the Century Commission for a Sustainable Florida from 2005 until July 2008. Prior to starting his law practice in 2003, Mr. Seibert was Secretary of the Florida Department of Community Affairs from 1999 to 2003 and, before that, Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999. Mr. Seibert’s experience contributes to our Board’s understanding of environmental, land use, public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.

Class II Directors Whose Terms Expire in 2012

Phyllis E. Cochran. Age 58, director since October 2006. Ms. Cochran has served as President of the Parts Group of Navistar, Inc., the operating company of Navistar International Corporation, a truck and engine manufacturer, since January 2010 and served as the Senior Vice President and General Manager of the Parts Group of Navistar, Inc. from January 2007 until her election as President in January 2010. Previously, she served as Vice President and General Manager of the Parts Group of Navistar, Inc. from January 2004 to December 2006. She also serves on Navistar’s Executive Council. Ms. Cochran served as the Chief Executive Officer and General Manager of Navistar Financial Corporation, Navistar’s captive finance company, from December 2002 to December 2003. Since joining Navistar in 1979, she has held various positions, including Vice President of Operations and Controller at Navistar Financial Corporation and other financial management roles. Ms. Cochran brings to our Board a breadth of executive and operational leadership experience in both financial matters and strategy development and execution.

Robert L. Lumpkins. Age 66, director since January 2004. Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006. Mr. Lumpkins served as Chief Financial Officer of Cargill from 1989 to 2005. Mr. Lumpkins serves as a member of the Board of Directors of Ecolab, Inc. and previously served as a member of the Board of Directors of Webdigs, Inc. until his resignation in May 2010. He also serves on the nonprofit board of Howard University. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC and Cargill’s fertilizer businesses. The combination of Mr. Lumpkins’ experience in executive and financial leadership roles during his nearly 40-year career at Cargill, his involvement in Cargill’s agriculture and fertilizer businesses, his role in the formation of Mosaic, and his service as a director of other public companies have helped Mr. Lumpkins bring strong and effective leadership to our Board and the governance of Mosaic, as well as unique strategic and business insights into our businesses.

Harold H. MacKay. Age 70, director since October 2004. Mr. MacKay has served as counsel to the law firm MacPherson Leslie & Tyerman LLP (“MacPherson”) in Regina, Saskatchewan, Canada since 2005. Prior to that, Mr. MacKay was a partner of MacPherson from 1969 to 2004. He served as the Clifford Clark policy advisor to the Department of Finance of Canada from 2002 to 2004 and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. Mr. MacKay is the non-executive Chairman of the Board of Directors of Domtar Corporation and a director of The Toronto-Dominion Bank. He previously served as a director of The

Vigoro Corporation from 1994 through its acquisition by IMC in 1996, and served as a director of IMC from 1996 to October 2004. He was made an Officer of the Order of Canada in 2002. Mr. MacKay has been a director of several manufacturing, natural resources and financial services companies, including as chair of board governance committees. As a director of IMC, Mr. MacKay played an important role in the formation of Mosaic. Mr. MacKay brings to our Board extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located, as well as a longstanding familiarity with our Potash business. Mr. MacKay’s strong interest and experience in corporate governance have also facilitated his leadership of our Corporate Governance and Nominating Committee.

William T. Monahan. Age 63, director since October 2004. Mr. Monahan is the retired Chairman of the Board, President and Chief Executive Officer of Imation Corp. (“Imation”), a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, a position which he held from 1996 until his retirement in 2004. Prior to the formation of Imation, he served as Group Vice President of 3M Company (“3M”) responsible for its Electro and Communications Group, senior managing director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division. Mr. Monahan served as a director from January 2005 to May 2007 and Chairman of the Board and interim Chief Executive Officer from August 2006 to 2007 of Novelis Inc. (“Novelis”), a manufacturer of aluminum and a spin-off from Alcan Aluminum. Mr. Monahan is currently a director of Hutchinson Technology Inc., where he serves as the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee; Pentair Inc., where he serves as lead director and a member of the Compensation and Nominating and Governance Committees; and Solutia Inc., where he serves as lead director and a member of the Executive Compensation and Development and Governance Committees. Mr. Monahan has an extensive educational and experiential background in marketing, operational and financial disciplines. Because of his background as a Chief Executive Officer and in other executive roles, and as a director and lead director of other companies, Mr. Monahan brings to our Board diverse and far-ranging executive and operational experience, as well as a strong background in executive compensation matters that has facilitated his leadership of our Compensation Committee.

Directors Departing the Board at the 2010 Annual Meeting

F. Guillaume Bastiaens. Age 67, director since October 2004. Mr. Bastiaens served as Vice Chairman of Cargill, an international producer and marketer of food, agricultural, financial and industrial products and services, from February 1998 until his retirement in September 2008. Prior to his retirement, Mr. Bastiaens was a member of Cargill’s Corporate Leadership Team since its inception in 1999 and served as a director at Cargill since 1995. He joined Cargill in 1967 and held various leadership positions in Cargill’s processing and technology operations in Europe and the United States. Mr. Bastiaens serves as a director of Donaldson Company, Inc. Mr. Bastiaens brings to our Board his extensive experience in executive leadership roles during his career at Cargill, as well as familiarity with our business through his involvement in the leadership and operations of Cargill’s agriculture and fertilizer businesses, his extensive global business experience and major project leadership in mergers and acquisitions, greenfield development and brownfield expansion projects.

Richard D. Frasch. Age 55, director since October 2007. Until his retirement on June 1, 2010, Mr. Frasch had served as a Senior Vice President and member of the Corporate Leadership Team of Cargill since July and April 2008, respectively. Mr. Frasch had also served as chair of the Commodity Risk and Business Conduct Committees and the executive supervisor of Corporate Research and Development at Cargill since June 2008, on the Cargill Agricultural Supply Chain Platform since June 2008; on the Cargill Animal Protein Platform since January 2008; on Cargill’s Business Unit Strategy Working Group since June 2007; and on Cargill’s People Team since June 2006. Mr. Frasch served as a Corporate Vice President of Cargill from July 2004 until June 2008 and as a platform leader for Cargill’s Ag & Farm Platform and a member of Cargill’s Corporate Center since August 1999. During his tenure at Cargill, Mr. Frasch held various positions, including President of Cargill Animal Nutrition from 1998 to 2004. Mr. Frasch brings to our Board his extensive experience in executive and operational leadership roles, including human resources, during his career at Cargill, as well as familiarity with our business through his involvement in the leadership and operations of Cargill’s agriculture and fertilizer businesses.

CORPORATE GOVERNANCE

Our Board of Directors oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently consists of twelve members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Board Independence

Because more than 50% of our voting power is held by Cargill, we have opted to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of independent directors, or our Corporate Governance and Nominating Committee or our Compensation Committee to be comprised entirely of independent directors.

The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of independent directors. The NYSE listing standards also require our Board to make a formal determination each year as to which Mosaic directors are independent.

In addition to meeting the minimum standards of independence adopted by the NYSE, no director qualifies as “independent” under the NYSE listing standards unless our Board affirmatively determines that the director has no material relationship(s) with us.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Our Board is comprised of a majority of directors who are independent within the meaning of the NYSE listing standards. Our Audit Committee is comprised solely of directors who are independent. The Chair and a majority of the members of our Compensation Committee and of our Corporate Governance and Nominating Committee are independent.

Our Board has determined that Phyllis E. Cochran, William R. Graber, Harold H. MacKay, David B. Mathis, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert have no material relationships with us, satisfy all of the additional standards of independence included in our Director Independence Standards and are independent. Our Board previously made the same determinations with respect to our former director, Raymond F. Bentele, who retired from our Board at the 2009 Annual Meeting. In making the independence determinations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer. Robert L. Lumpkins, our Chairman of the Board, is not independent because he previously served as Vice Chairman and Chief Financial Officer of Cargill. F. Guillaume Bastiaens is not independent because he previously served as Vice Chairman of Cargill. Richard D. Frasch is not independent because he previously served as an executive of Cargill. Messrs. Koenig and Rial are not independent because they are current executives of Cargill.

Board Oversight of Risk

It is the role of management to operate the business, including managing the risks arising from the business, and the role of our Board to oversee management’s actions. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other matters relating to our business.

Pursuant to their respective charters, committees of our Board assist in the Board’s oversight of risk. In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Internal Audit, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Internal Audit, policies regarding risk assessment and risk management. Our Environmental, Health and Safety (“EHS”) Committee oversees management’s plans, programs and processes to evaluate and manage EHS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHS risks in Mosaic’s businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHS risk management programs. Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and the general enterprise risk management process followed by the Board and management. Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO. Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

During fiscal 2010, management established an Enterprise Risk Management, or ERM, Committee to assist us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks. As an integral part of the Board’s oversight function in managing risk, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analysis and evaluates our ERM performance.

Committees of the Board of Directors

The Board has five standing committees, including the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environmental, Health and Safety Committee, each of which plays a significant role in the discharge of the Board’s duties and obligations. The membership of each committee is set forth below. All of the members of the Audit Committee as well as the Chairs of the Compensation Committee and of the Corporate Governance and Nominating Committee are independent under NYSE listing standards. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the five committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Executive Committee

Members:	Robert L. Lumpkins, Chair William R. Graber Harold H. MacKay	William T. Monahan James T. Prokopanko

The Executive Committee is comprised of five directors. It did not meet during our 2010 fiscal year. The Executive Committee is responsible for acting on matters requiring action between Board meetings when it is unnecessary or impractical to convene the full Board, as determined by the Chair of the committee.

Audit Committee

Members:	William R. Graber, Chair Phyllis E. Cochran David B. Mathis	William T. Monahan David T. Seaton

The Audit Committee is comprised of five directors. It met six times during our 2010 fiscal year. The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the NYSE and the SEC. The Board has further determined that William R. Graber is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC. The responsibilities of the Audit Committee include, among other things:

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

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reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor (or other personnel responsible for the internal audit function);

•	reviewing the internal audit plan and audit results;

•	reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and

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reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee

Members:	William T. Monahan, Chair F. Guillaume Bastiaens Phyllis E. Cochran	David B. Mathis James L. Popowich

Our Compensation Committee is comprised of five directors. Only directors who are not officers or employees of ours serve on our Compensation Committee. Although Mr. Bastiaens, a current member of our Compensation Committee, is not an officer or employee of ours, as discussed above under “Board Independence,” he is a former Vice Chairman of Cargill and is therefore not independent within the meaning of the listing standards of the NYSE. All of the other four members of our Compensation Committee, including its Chair, are independent. Our Compensation Committee met seven times during our 2010 fiscal year.

Our Compensation Committee, among other responsibilities, is responsible for:

•	Chief Executive Officer (“CEO”) Compensation:

•	Reviewing and recommending to our Board the amount and nature of direct compensation paid to our CEO; and

•	Establishing the amount and nature of benefit programs for our CEO.

•	Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•	Severance, Change-in-Control and Other Termination Arrangements:

•	Reviewing and recommending to our Board the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

•	Establishing any change-in-control and other termination arrangements for our other executive officers; and

•	Adopting appropriate forms of agreements reflecting such arrangements.

•	Incentive Plans:

•	Reviewing and recommending to our Board any performance goals, thresholds and maximum payout percents under cash and equity incentive plans for executive officers;

•	Recommending to our Board awards under these plans to our CEO; and

•	Approving awards under these plans to our other executive officers.

•	Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members. Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2004 Omnibus Stock and Incentive Plan expressly permits the Committee to delegate authority as it deems appropriate. As described under “Policy on Deductibility of Compensation” in our Compensation Discussion and Analysis on page 41, our Compensation Committee has delegated to a subcommittee composed of its independent directors the authority to make decisions which Section 162(m) of the Internal Revenue Code requires to be made by outside directors in order for our annual compensation to certain executive officers in excess of $1 million to be deductible by us for federal income tax purposes as performance-based compensation. Our Compensation Committee has also from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant, as discussed under “Independent Compensation Consultant,” and a final review of long-term incentive awards immediately prior to their date of grant with authority to determine that grants, as previously approved by the Compensation Committee, should not be made without further consideration by our Compensation Committee, as discussed under “Compensation Components and Process – Long-Term Incentives,” both in our Compensation Discussion and Analysis.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under the titles “Role of Executive Officers in Compensation Decisions,” “Independent Compensation Consultant,” and “Compensation Components and Process.”

Corporate Governance and Nominating Committee

Members:	Harold H. MacKay, Chair Richard D. Frasch William R. Graber	Robert L. Lumpkins Steven M. Seibert

The Corporate Governance and Nominating Committee, which is comprised of five directors, including three independent directors, met five times during our 2010 fiscal year. As discussed above under “Board Independence,” Mr. Lumpkins is not independent because he previously served as Vice Chairman and Chief Financial Officer of Cargill, and Mr. Frasch is not independent because he recently served as an executive of Cargill.

The responsibilities of the Corporate Governance and Nominating Committee include, among other things:

•	recommending to the Board a set of corporate governance principles applicable to us and providing ongoing oversight of governance;

•	recommending to the Board nominees for director;

•	recommending to the Board all committee assignments;

•	developing a compensation and benefits program for the Board;

•	overseeing the Board and committee annual evaluation process;

•	reviewing and approving certain transactions involving related persons; and

•	reviewing the succession plan for the CEO.

Environmental, Health and Safety Committee

Members:	F. Guillaume Bastiaens, Chair Richard D. Frasch	James L. Popowich Steven M. Seibert

The Environmental, Health and Safety (“EHS”) Committee, which is comprised of four directors, including two independent directors, met five times during our 2010 fiscal year.

The responsibilities of the EHS Committee include, among other things:

•	reviewing policies relating to EHS matters and our objectives and plans for implementing EHS policies, procedures and practices;

•	overseeing our monitoring and enforcement of EHS policies and related procedures and practices;

•	reviewing with management the scope and plans for conducting audits of our EHS performance and the results of the audits;

•	reviewing our compliance with applicable laws, regulations and our EHS policies;

•	reviewing with management significant public policy, legislative, regulatory, political and social issues and trends that may impact us;

•	reviewing and monitoring environmental risks; and

•	reviewing environmental and safety incidents.

Policies Relating to the Board of Directors

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways. Periodically the Corporate Governance and Nominating Committee solicits input on potential director candidates from committee and Board members. From time to time the Corporate Governance and Nominating Committee may also identify candidates from other sources, including through consultations with senior management and our majority stockholder and through the assistance of director search firms. Prior to each annual meeting of stockholders, the Corporate Governance and Nominating Committee will evaluate director candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws. The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will evaluate all candidates on the same basis regardless of the source of the referral.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees, the full text of which is available on our website www.mosaicco.com under the “Investors – Corporate Governance” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. The remainder of the requirements of the advance notice procedures with which a notice of nomination must comply are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2011 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.

All director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the director qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquisitive and objective perspective; and

•	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in business, agriculture, government, academia or technology;

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Expertise that is useful to us and complementary to the background and experience of other Board members, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.

In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The Corporate Governance and Nominating Committee discusses diversity considerations in connection with each director candidate and, when seeking the assistance of a director search firm to identify candidates, requests that the search firm consider diversity, in addition to other factors, in its search criteria.

Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Board Leadership Structure

As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new Chief Executive Officer.

In accordance with a now-expired Investor Rights Agreement between us and Cargill, upon our formation Cargill had the right to designate our Chairman of the Board and our Chief Executive Officer. At that time, Cargill chose to designate as Chairman Mr. Lumpkins, who remains in that role, and a separate individual as CEO. In continuing the separation of the offices of Chairman of the Board and Chief Executive Officer, which is an emerging good governance practice, our Board has taken into account a number of factors, including:

•	Separating these positions allows our Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and

•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

Private Sessions of Non-management Directors

The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Executive Vice President, General Counsel and Corporate Secretary attends meetings of our Corporate Governance and Nominating Committee but is not generally present during executive sessions. In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the full Board regarding director compensation. Neither the Corporate Governance and Nominating Committee nor Mosaic on its behalf has retained a compensation consultant for the purpose of structuring or evaluating director compensation.

Employee Directors. Employee directors (currently Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held six regular and seven special meetings during our 2010 fiscal year. Each director was present for at least 75% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during our 2010 fiscal year subsequent to the election of such director to the Board.

All directors and director nominees for election or re-election to the Board at an Annual Meeting of Stockholders are expected to attend that annual meeting. Last year, 12 of our 13 then serving directors attended the 2009 Annual Meeting of Stockholders.

Retirement from the Board

The Board has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board shall accept or reject the resignation based on the best interests of Mosaic.

Communications with the Board

The Corporate Governance and Nominating Committee believes that accessibility to the members of the Board is an important element of our corporate governance practices and has adopted a policy regarding communications with the Board which policy has been ratified by our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Executive Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and the Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Executive Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;

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send written communication in care of our Executive Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our nonmanagement directors or the nonmanagement directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Executive Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board of Directors as a whole, to the Chairman of the Board;

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for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories. In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise him of any action taken with respect to the communication:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Executive Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided to him. Our Executive Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board of Directors is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family.

Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, or in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.

Any member of our Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction, but may, if so requested by the Chair of the Corporate Governance and Nominating Committee, participate in some or all of the Corporate Governance and Nominating Committee’s discussions of the related person transaction. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest. In the case of related person transactions involving Cargill, our Corporate Governance and Nominating Committee has established the Cargill Transactions Subcommittee, comprised solely of independent directors, to avoid any conflict of interest that otherwise could exist by reason of certain directors presently or formerly employed by Cargill participating in the review and approval of those transactions.

With respect to agreements, transactions or relationships involving Cargill, our Related Person Transactions Approval Policy applies to the following:

•

Any agreement, transaction or other relationship involving payments by us or Cargill in excess of $5 million per year, except arms’ length product sales agreements involving the purchase or sale of goods or services in the ordinary course of business;

•	Any agreement, transaction or other relationship entered into by us and Cargill other than in the ordinary course of business, irrespective of the amount of payments to be made thereunder;

•	Any agreement having a term greater than one year, unless we are able to terminate such agreement for convenience without penalty on no more than 120 days written notice;

•	Any license or other arrangement involving any of our material intellectual property;

•

Any renewals, extensions or amendments to any agreements previously requiring approval by a Board committee, unless, following such renewal, extension or amendment, such agreement, taken as a whole, is no less favorable in all material respects to us and our stockholders in the aggregate than such agreement was prior to such renewal, extension or amendment;

•

Any renewals, extensions or amendments to any agreements that did not previously require approval by a Board committee if, following such renewal, extension or amendment, such agreement, taken as a whole, would otherwise require approval by the Cargill Transactions Subcommittee; and

•

Any other agreement, transaction or relationship entered into other than in the ordinary course of business (e.g., reverse stock split, business combination, etc.), unless another Board committee comprised solely of independent directors is authorized by the Board to review and approve such agreement, transaction or relationship.

Related person transactions under the policy do not include:

•

Any transaction between us and Cargill that does not fall within one of the specific categories of agreements, transactions or relationships listed above, the review and approval of which has been delegated to an internal committee comprised of senior managers, with such committee being required to provide periodic reports to the Cargill Transactions Subcommittee regarding the transactions it has reviewed;

•

Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees;

•

Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees; or

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee or the Cargill Transactions Subcommittee, as the case may be, will consider, among others, the following factors to the extent it deems relevant:

•

Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;

•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•

Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.

Code of Business Conduct and Ethics

Our Board of Directors and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Governance” caption.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion should be read in conjunction with the various tables and accompanying narratives appearing in this Proxy Statement under “Executive Compensation Tables” beginning on page 45. Those tables and narratives provide more detailed information regarding the compensation and benefits awarded to, earned by or paid to our CEO and the other executive officers named in the Fiscal 2010, 2009 and 2008 Summary Compensation Table on page 45 (collectively, the “Named Executive Officers”), as well as the compensation programs in which the Named Executive Officers are eligible to participate.

Overview

The following provides a brief overview of the more detailed disclosures set forth in our Compensation Discussion and Analysis:

•

Our Compensation Committee and our management establish our compensation philosophy. Our compensation philosophy seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value.

•	Our Compensation Committee also oversees the design and administration of our compensation program for executive officers and other key employees.

•

We provide our executive officers with the following principal types of compensation: base salary, annual incentives and long-term incentives, as well as benefit programs designed to attract and retain employees in a competitive marketplace for executive talent.

•

We target compensation for our executive officers to be competitive with the evolving practices of the companies with which we believe we compete for executive talent. The pay positioning of individual executive officers is established based on the judgment of our Compensation Committee and/or Board about these competitive market practices as well as other factors they believe to be relevant.

•

Our Compensation Committee seeks input and recommendations from management as well as advice and recommendations from Hay Group, Inc., the independent compensation consultant retained by our Compensation Committee.

•

We embrace a pay-for-performance philosophy for our executive officers, in which incentive compensation represents a large portion of potential compensation. Our annual incentive compensation program ties payouts to achievement of annual goals, while our long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

Role of Our Compensation Committee in Executive Compensation

The Compensation Committee of our Board is responsible for establishing with our management the compensation philosophy of Mosaic. It is also responsible for overseeing the design and administration of our compensation programs for our executive officers, as well as other key employees designated by our Compensation Committee. Among other responsibilities of our Compensation Committee under its charter are:

•	CEO Compensation:

•	Reviewing and recommending to our Board the amount and nature of direct compensation paid to our CEO; and

•	Establishing the amount and nature of benefit programs for our CEO.

•	Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefits for our other executive officers.

•	Severance, Change-in-Control and Other Termination Arrangements:

•	Reviewing and recommending to our Board the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

•	Establishing any change-in-control and other termination arrangements for our other executive officers; and

•	Adopting appropriate forms of agreements reflecting such arrangements.

•	Incentive Plans:

•	Reviewing and recommending to our Board any performance goals, thresholds and maximum payout percentages under cash and equity incentive plans for executive officers;

•	Recommending to our Board awards under these plans to our CEO; and

•	Approving awards under these plans to our other executive officers.

•	Other Benefit Plans. Overseeing the design and administration of our equity, incentive and other executive benefit plans.

Our Compensation Committee’s charter provides it with the authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities. Our Compensation Committee has sole authority to select, retain and terminate our independent compensation consultant and to approve the consultant’s fees and other retention terms.

Our Compensation Committee’s decisions are based on its understanding of Mosaic, our long-term strategies and the market for comparable positions, as well as its knowledge of the capabilities and performance of our executives.

Compensation Philosophy and Objectives

Our underlying philosophy in designing compensation policies and programs is to align our strategic interests with our stockholders’ interests and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, our Compensation Committee bases its executive officer compensation decisions on its judgment about both internal and external factors:

•

Internal factors include among others key accountabilities of the role; leadership of our business strategies; individual attributes (such as experience, competencies and reputation); relative value of the position to the positions of other executive officers; and performance against individual goals.

•

External factors include among others the relevant compensation market data for a compensation comparator group that our Compensation Committee selects as described below under “Benchmarking” and other compensation market data for general industry and the chemical industry reported for executive officer positions that are comparable to the evolving roles of our executive officers by companies with annual revenues between $5.0 to $10.0 billion.

These factors help provide our Compensation Committee with a comprehensive understanding of how total compensation for each executive officer relates to the external value of the position (as determined by the use of competitive market data) and the internal value of the position (as determined by our Compensation Committee). The factors are not given specific weightings by our Compensation Committee but contribute to the total mix of information our Compensation Committee has available in exercising its judgment about compensation decisions.

Competitive market data is used as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed range of the reported comparator group or general industry or chemical industry market data, although, generally, our Compensation Committee seeks to:

•	establish total direct compensation around the median of the competitive market, with the ability to earn more for superior performance;

•	emphasize incentive compensation (both cash and equity-based) as a component of total compensation; and

•	position actual compensation relative to market, as appropriate, based on Mosaic’s performance and the individual’s performance.

We believe that directly linking compensation to achievement of the business priorities that our Board has established and to the market price of our common stock best serves stockholder interests and creates stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by affording them a total compensation opportunity with a strong risk and reward relationship. We also seek to design our employee compensation policies and practices so that they are not reasonably likely to have a material adverse effect on us, as discussed in more detail in the Compensation Risk Analysis on Page 44. We intend that total compensation to employees, including base salary, annual incentives, long-term incentives and benefits, be consistent with the compensation philosophy adopted by our Compensation Committee described above.

Compensation to our executive officers consists of:

•	Direct compensation:

•	base salary to provide a fixed compensation level competitive in the marketplace;

•	annual cash incentives to motivate short-term performance against specified financial or other targets;

•	long-term incentives to link management compensation to stockholder returns; and

•	Benefit programs designed to attract and retain employees in a competitive marketplace for executive talent:

•	health care, such as group life, health and disability insurance programs that are generally available to salaried employees;

•	retirement programs that are generally available to salaried employees;

•	deferred compensation programs that are generally available to key employees;

•

perquisites, generally consisting of executive physicals, financial and tax planning, relocation and education assistance and spouse travel designed to optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives; and

•	severance and change-in-control agreements designed to provide protection against job loss due to reasons beyond the executive’s control.

We discuss the separate components of our compensation to our executive officers in more detail under “Compensation Components and Process” on page 28 below.

Benchmarking

We benchmark our executive compensation against a comparator group of direct competitors as well as other companies within the basic materials industry that are engaged in the discovery, development and processing of raw materials. We use information about our comparator group’s compensation practices as one external factor in our assessment of the competitiveness of our executive compensation programs, and in judging the relationship between our pay and performance. We also review broader compensation market data for the

United States and Canada from Towers Watson and Hay Group, Inc. and market trends in making decisions that we believe are in our best interests and those of our stockholders.

Our Compensation Committee, with the advice of its independent compensation consultant and recommendations of our CEO and our Vice President – Human Resources, reviews the composition of our comparator group annually. For our fiscal year ended May 31, 2010, or fiscal 2010, criteria used by our Compensation Committee in its review included, among other factors, comparability of size (primarily based on revenue, as well as market capitalization and assets), industry, international geographic scope and complexity of business. For our fiscal year ending May 31, 2011, or fiscal 2011, our Compensation Committee continued to refine the criteria used to determine our comparator group, focusing on companies in the basic materials sector (such as agricultural chemicals, specialty chemicals, industrial metals and minerals, and nonmetallic mining). The specific criteria used for the fiscal 2011 comparator group are 3-year average revenue, return on total capital, total assets, operating profit, number of employees, business complexity, international presence and markets served. The Compensation Committee believes that the use of the fiscal 2011 comparator group and modified selection criteria going forward will provide more useful compensation benchmark information as a result of a closer fit between Mosaic and the comparator group companies in terms of the industry and performance profile. Our comparator groups for fiscal 2011 and fiscal 2010 are comprised of the following companies:

COMPARATOR GROUP

Fiscal 2011	Fiscal 2010
Agrium Inc.	Agrium Inc.
Air Products & Chemicals, Inc.	Air Products & Chemicals, Inc.
Ashland Inc.	Ashland Inc.
Barrick Gold Corporation	Baker Hughes Incorporated
Celanese Corp.	Bunge Limited
CF Industries Holdings, Inc.	Celanese Corp
Ecolab, Inc.	CF Industries Holdings, Inc.
Eastman Chemical Company	CNH Global N.V.
El DuPont de Nemours & Co.	Deere & Company
Freeport-McMoRan Copper & Gold Inc.	Eastman Chemical Company
Huntsman Corporation	Ecolab, Inc.
Lubrizol Corporation	Freeport-McMoRan Copper & Gold Inc.
Monsanto Company	MeadWestvaco Corporation
Newmont Mining Corp.	Monsanto Company
Peabody Energy Corporation	NOVA Chemical Company
Potash Corporation of Saskatchewan Inc.	Peabody Energy Corporation
Southern Copper Corp.	Potash Corporation of Saskatchewan Inc.
Syngenta AG	PPG Industries, Inc.
Teck Resources Limited	Praxair, Inc.
Rohm and Haas Company

Role of Executive Officers in Compensation Decisions

Our compensation practices are the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. Our CEO and our Vice President – Human Resources generally attend meetings of our Compensation Committee. They are not generally present during executive sessions and they do not participate in the deliberations regarding their own compensation.

Our Compensation Committee routinely seeks advice and recommendations from management on matters for consideration by our Compensation Committee because management’s role in operating the business includes attracting, retaining and motivating our workforce and focusing our workforce’s attention on our established goals. These matters include compensation philosophy and program design, as well as specific recommendations for executive compensation. Management’s advice and recommendations are primarily formulated by our Human Resources Department, with the oversight of our CEO, our Vice President – Human Resources and our Executive Vice President, General Counsel and Corporate Secretary. Management’s advice and recommendations reflect, among other things, an ongoing dialog among the members of our Compensation Committee, our Board and management and input from the independent compensation consultant retained by our Compensation Committee.

Our CEO, Vice President – Human Resources and independent compensation consultant annually review with the Compensation Committee and the Chairman of our Board the compensation of each executive officer (other than our CEO) and present compensation recommendations to our Compensation Committee. Our Compensation Committee reviews these recommendations against our stated compensation philosophy and past performance, and exercises its discretion in adopting or changing its compensation decisions or its recommendations to the full Board for its review, discussion and approval.

Our Compensation Committee annually reviews and recommends to the Board for approval corporate goals and objectives relevant to the compensation of our CEO and the direct compensation of our CEO based on his performance evaluation. The Chairman of our Board and the other non-employee directors participate with our Compensation Committee in reviewing the performance of our CEO. Our Compensation Committee also reviews and recommends to the full Board for approval the levels of compensation payable under any employment, severance, change-in-control or similar compensation arrangements for our CEO, and approves benefits and the forms of any compensation agreements for our CEO.

Independent Compensation Consultant

Hay Group Inc. is our independent compensation consultant. Hay Group furnishes independent data and advice to our Compensation Committee, and regularly attends and participates in its meetings as requested by our Compensation Committee. Their engagement includes, among other matters:

•

ongoing review of existing programs and levels of compensation to ensure market competitiveness (including, among other matters, compilations of data regarding compensation practices of our comparator group and other companies, information regarding other market practices, as well as current practices and evolving trends in executive compensation);

•	recommendations for the design of our executive management compensation and severance and change-in-control policies based on all relevant factors;

•	advice and consultation on our reward philosophy;

•	advice on the composition of our comparator group;

•	advice on this Compensation Discussion and Analysis;

•	advice on specific matters under consideration by our Compensation Committee;

•	furnishing the Compensation Committee with the most current market data on matters under review; and

•

furnishing management with advice and information with respect to preparation and validation of materials and recommendations relating to compensation prepared by management for our Compensation Committee or Board.

In accordance with our Compensation Committee’s charter, the Committee or its Chair directly retains, and approves the services of, Hay Group. Hay Group also has access to and works with management regarding relevant aspects of Hay Group’s engagement, including understanding our strategy, structure, how work processes and culture will impact the formulation and implementation of compensation philosophy, comparator groups, competitive pay positioning, specific executive compensation philosophies and other matters.

During fiscal 2010, Hay Group did not provide us with any services other than services related to executive compensation and market data reports.

Compensation Components and Process

The primary elements of our direct compensation programs for executives are: (1) base salary, (2) annual incentives and (3) long-term incentives. In order to attract, retain and motivate employees who add distinctive value to Mosaic, our compensation focus includes all three of these elements of total compensation.

In addition to direct compensation, we also have agreements with our executive officers that furnish them protection in connection with severance and changes in control. Our executive officers are also entitled to participate in broad-based employee benefit plans and limited executive benefit plans and perquisites.

We intend our executive compensation programs to be competitive in the basic materials sector, chemical or general industries, in which we compete for talent. We design our programs to reward performance at the individual, the business unit and overall organization levels, with an emphasis on the creation of stockholder value in the short and long term.

To facilitate our Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program, our Compensation Committee makes use of “tally sheets” which show targeted and actual compensation to our executive officers for the past three fiscal years, as well as wealth accumulation.

The elements of direct compensation, severance and change-in-control provisions and employee benefit plans are discussed in more detail in the following paragraphs:

Base Salary. We establish base salary levels for executive officers based on internal and external factors, as discussed above under “Compensation Philosophy and Objectives.” Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. We discuss the base salaries of our Named Executive Officers in more detail under “CEO Compensation” on page 39 below and “Increases in Other Named Executive Officers’ Compensation in Fiscal 2010” on page 40 below.

Annual Incentives. For fiscal 2010, annual incentives for key employees, including executive officers, consisted of awards under our Management Incentive Plan.

•

Management Incentive Plan. Our Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our Omnibus Incentive Plan. Participants are eligible for annual cash incentive compensation based upon the attainment of pre-established business and/or individual performance goals.

Under the plan, our Compensation Committee establishes an individual target annual incentive amount for each participant based on the same types of factors as are used for setting base salary. Our Compensation Committee reviews target percentages annually. Target annual incentive awards for the Named Executive Officers for fiscal 2010 were as follows:

Named Executive Officer	Target as a Percent of Base Salary	Target in Dollars
James T. Prokopanko	110%	$1,045,000
Lawrence W. Stranghoener	75%	420,000
James “Joc” C. O’Rourke	75%	412,500
Richard L. Mack	70%	315,000
Norman B. Beug	65%	259,949

Our Compensation Committee, or our Board of Directors, after recommendations by our Compensation Committee, pre-establishes performance goals under the program for our executive officers each fiscal year. For fiscal 2010 the performance goals were measured against our attainment of the following performance measures:

•	operating earnings determined in accordance with generally accepted accounting principles in the United States as reported in our consolidated financial statements; and

•

average working capital, defined as the arithmetic average of working capital determined as of each month-end financial close for the months ended May 31, 2009 through May 31, 2010. Working capital is the sum of accounts receivable, inventory and supplier pre-payments less accounts payable and accruals and customer pre-payments, each as determined in accordance with generally accepted accounting principles in the United States.

Our Compensation Committee retained the operating earnings and average working capital measures from the fiscal 2009 Management Incentive Plan because it believed that these measures appropriately linked short-term incentives to our earnings goals and the prudent use of capital. Our Compensation Committee believed that attainment of the operating earnings target would represent strong earnings performance and was consistent with external expectations, while the average working capital measure:

•	directly focused on key areas that management could impact in the short-term such as inventory, accounts receivable and accounts payable;

•	required effective management of asset utilization and balance with the operating earnings measure; and

•

promoted attention to budgeted capital expenditure levels and efficiency as we transitioned from our former goal of generating cash to reduce our level of indebtedness which we completed in our fiscal year ended May 31, 2008, or fiscal 2008, to reinvesting in, and growing, our business.

Our Compensation Committee also believed that the combination of the operating earnings measure and the average working capital measure promoted management attention to generating cash flows from operating activities.

For fiscal 2010, the weightings of the performance measures varied by role. For Corporate executive officers (those who were not leaders of our business segments), these performance measures were based on the operating earnings and average working capital of Mosaic and our consolidated subsidiaries. The performance measures for Mr. Beug, as the leader of our Potash business segment, were based partly on consolidated results and partly on operating earnings and average working capital of the Potash business segment. The following table shows the weightings of each measure for awards to our Corporate executive officers and for Mr. Beug:

Role	Corporate Performance Measures		Business Unit Performance Measures
	Operating Earnings	Average Working Capital	Business Unit Operating Earnings	Business Unit Average Working Capital
Corporate Executive Officers	80%	20%	—	—
Mr. Beug	48%	12%	32%	8%

We maintained the weighting of the operating earnings measure for fiscal 2010 at 80% in order to emphasize our focus on profitability and the alignment of the plan with the interests of our stockholders. Our Compensation Committee believed that the measures’ respective weightings would also encourage management to optimize working capital at a level that would maximize operating earnings.

The factors our Compensation Committee considered in determining the level of performance at which an individual’s payout would equal that individual’s target annual incentive amount for fiscal 2010 included historical and budgeted levels for the relevant performance measure.

We established a minimum level for both the operating earnings measure and the average working capital measure at which payments begin. In addition, the plan set a separate threshold of $235 million of consolidated operating earnings below which no payout would be made under the average working capital measure. That threshold level of operating earnings necessary for a payout under the working capital measure was lower than the minimum level of operating earnings necessary for a payout under the operating earnings measure. We set the threshold of operating earnings that was necessary for a working capital measure payout at a level lower than the minimum level of operating earnings necessary for a payout under the operating earnings measure in order to help provide a continued performance incentive to participants for optimizing our working capital levels if volatility in the agricultural markets and raw materials prices were to adversely affect the operating earnings measure.

We also established a maximum payout percent for both the operating earnings measure and the average working capital measure of 200%. The maximum payout percent for fiscal 2010 of 200% was lower than the fiscal 2009 maximum payout percent of 225%. We lowered our maximum level in fiscal 2010 because our Compensation Committee concluded that the maximum 200% payout provided an adequate incentive opportunity, given the high prevalence of a 200% maximum payout in annual incentive plans within our comparator group for plans with financial measures. However, to provide added incentive for employees to exceed the target goal for operating earnings and generate higher value for our stockholders, our Compensation Committee set incentive payouts for performance above the targeted level to increase at a rate that was higher than the rate prior to attainment of the targeted level.

For fiscal 2010, our Compensation Committee also established a zone around the target level of performance for the operating earnings measure. Within this zone, changes in operating earnings did not increase or decrease the amount of a participant’s award. This performance zone concept was introduced as a means to partially neutralize the effects of significant price swings on operating earnings, given management’s relative lack of control over market prices for our principal products.

Beginning with fiscal 2010, we also introduced a provision that allows our Compensation Committee to exercise negative discretion to reduce or eliminate payouts if it deems appropriate. Our Compensation Committee believes that this provision, along with others discussed under “Compensation Risk Analysis” on page 44, helps mitigate the risk from our Management Incentive Plan and is consistent with best practices.

The following charts show the fiscal 2010 payout percentages based on varying degrees of attainment of the Corporate and Potash business segment performance measures ($ in millions):

Corporate Performance Measures

Potash Business Unit Performance Measures

The actual payout to each of our current executive officers for fiscal 2010 was equal to that individual’s target annual incentive amount multiplied by (1) the weighting factor for each performance measure for that individual; and (2) the percentage of attainment of the applicable performance goal for that measure as shown in the charts above.

For fiscal 2010, payouts under our Management Incentive Plan:

•

for executive officers other than Mr. Beug, were at 92% of target because we achieved Consolidated Operating Earnings of $1,270.8 million and Consolidated Average Working Capital of $938.9 million; and

•

for Mr. Beug, was at 81% of target because we achieved the levels of Consolidated Operating Earnings and Consolidated Average Working Capital noted above and our Potash business segment achieved Operating Earnings of $922.8 million and Average Working Capital of $242.6 million.

The amounts awarded to each Named Executive Officer for fiscal 2010, fiscal 2009 and fiscal 2008 are included in the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table.

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Management Incentive Plan Design Changes for Fiscal 2011. For fiscal 2011, our Compensation Committee revised the Management Incentive Plan performance goals in an effort to mitigate the effects of volatility in market prices and demand for our products and the cost of key raw materials, improve the balance of financial and non-financial measures that affect our longer-term success, improve the linkage between the performance goals and factors employees are able to influence and reinforce a pay-for-performance culture. Performance measures under the fiscal 2011 Management Incentive Plan are based not only on financial results but also on operational excellence measures and achievement of strategic priorities. For executive officers, the performance measures reflect broad overall goals for Mosaic as a whole:

•	the weighting of the performance measures is 50% for the financial results measure, 25% for the operational excellence measure and 25% for the strategic priorities measures.

•

The financial results measure is based on achievement of budgeted levels of consolidated operating earnings. The financial results measure for Mr. Beug, as the leader of our Potash business segment, is not based partly on results for the Potash business segment as it was for fiscal 2010 and prior years, in recognition of the responsibility he has for our consolidated results.

•

The operational excellence measure is based on controllable operating costs per tonne of products sold. Controllable operating costs are based on the budgeted level of cost of goods sold at specified levels of sales tonnes plus adjusted selling, general and administrative expenses and minus the costs of purchased commodities, income-based royalties and taxes and costs paid by third parties, for our U.S. Phosphates operations and our Potash business segment. Adjusted selling, general and administrative expenses are selling, general and administrative expenses exclusive of incentive, stock option and other employee benefit expenses.

•

The strategic priorities measures include both a safety measure and adjusted selling, general and administrative expense measure, each with a 50% weighting. The safety measure is based 50% on the OSHA recordable injury frequency rate for employees and contractors and 50% on an internally-developed safety index that is intended to measure the severity of injuries as reflected by lost time, lost days, fatalities and number of injuries.

The maximum payout for Management Incentive Plan awards for fiscal 2011 is 250% of the target award. Our Compensation Committee increased the maximum payout percent for fiscal 2011 in order to:

•

compensate for the increased degree of difficulty in achieving a given level of performance under the fiscal 2011 Management Incentive Plan that results from the increase in the number of performance measures and the decreased weighting of the operating earnings measure; and

•	preserve a strong incentive and reward for exceeding the target level of operating earnings.

In addition, our Compensation Committee added a provision to the Management Incentive Plan that permits our Compensation Committee to exercise negative discretion to reduce the award for any executive officer by up to 25%.

The performance measures for some categories of other employees include different factors that are more specific to their roles for us.

Long-Term Incentives. Long-term incentive awards are made under our Omnibus Incentive Plan in the form of non-qualified stock options to purchase our common stock and restricted stock units providing grants of our common stock. We use an annual grant of stock options and restricted stock unit awards shortly after the beginning of each fiscal year as a significant component of our executive compensation package. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the participants’ compensation to the market price of our common stock.

Key terms of our stock options and restricted stock units are that:

•

Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our common stock at the full market price of our common stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally terminate. The Omnibus Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our common stock on the date of grant.

•

Restricted stock unit awards provide grants of our common stock that vest after a period of continued employment with us, which is generally three years. Prior to vesting, restricted stock units granted in fiscal 2008 and prior years generally terminate upon termination of employment and do not include voting or dividend rights. In light of our implementation of a quarterly dividend beginning in the first quarter of fiscal 2009, beginning in fiscal 2009 restricted stock unit awards include dividend equivalents which will be paid at the same time as we issue shares of our common stock to participants after the awards vest. Dividend equivalents are unfunded and do not bear interest. Based upon independent survey data, we believe the inclusion of dividend equivalents in restricted stock unit awards is a common and competitive market practice.

•	Stock options and restricted stock units granted in fiscal 2007 and subsequent years provide that (absent consent by our Compensation Committee):

•	unvested stock option installments held by a Named Executive Officer whose employment terminates due to death or disability vest in accordance with the normal vesting schedule;

•

following termination of employment due to death or disability or retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option; and

•	restricted stock units held by a Named Executive Officer vest upon death or disability.

•	Stock options granted before fiscal 2007 provide that (absent consent of our Compensation Committee):

•	stock option installments vested at the time of retirement at or after age 65, death or disability are exercisable for three years; and

•	unvested stock option installments vest upon termination of employment due to retirement at age 65 or older, death or disability.

We set an estimated value for awards of stock options and restricted stock units for each executive officer based on the internal and external factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” on page 24 as well as our Compensation Committee’s judgment regarding the desired mix of base salary, annual incentives and long-term incentives. Our Compensation Committee also considers key trends in equity award granting practices by U.S. multi-national companies, historical and current grant rates within the basic materials sector, outstanding vested and non-vested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders. Estimated values for the Named Executive Officers for fiscal 2010 were as follows:

Named Executive Officer	Estimated Value as a Percent of Base Salary	Estimated Value in Dollars
James T. Prokopanko	421%	$4,000,000
Lawrence W. Stranghoener	214%	1,200,000
James “Joc” C. O’Rourke	182%	1,000,000
Richard L. Mack	189%	850,000
Norman B. Beug	163%	650,000

We generally establish restricted stock unit awards for executive officers to approximate half of the aggregate dollar value of the executive officer’s total long-term incentive awards.

Once we have determined the estimated value of a participant’s long-term incentive awards and the proportion to be represented by stock options and restricted stock units, we establish the specific number of shares to be subject to the stock option and restricted stock unit awards as follows:

•

Stock Options. The number of shares to be subject to stock options is calculated using a Black-Scholes option pricing model that is based upon assumptions derived from historical data regarding market prices and other data over a period of time preceding the date on which the calculation is made.

The Black-Scholes model that we use to determine the number of shares to be subject to stock options uses assumptions that are not identical to those used to determine the grant date fair value for the stock options in our financial statements under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. The model we use to determine our ASC Topic 718 grant date fair value is dictated by generally accepted accounting principles in the United States while we believe the model we used to determine our fiscal 2010 grants of stock options is more consistent with the methodology that several members of our comparator group and a number of other large companies use to make compensation decisions. As a result, our ASC Topic 718 grant date fair value is not the same as the estimated value of our option awards established by our Compensation Committee for fiscal 2010. We discuss the assumptions we used in calculating the ASC Topic 718 share-based compensation expense of our stock options in note 19 to our audited financial statements for fiscal 2010. We discuss the differences between the assumptions under ASC Topic 718 and the assumptions we used in determining the number of stock option shares that we granted in fiscal 2010, 2009 and fiscal 2008 in note 4 to the Fiscal 2010, 2009 and 2008 Summary Compensation Table.

The option exercise price is set at a price equal to the closing price of our common stock as reported by The New York Stock Exchange on the date of grant of the option.

Under our current procedures generally applicable to our annual grants of long-term incentive awards, the date of our annual grant is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

We believe that this helps assure that the option exercise price reflects material information regarding Mosaic. In order to address any potential changes in circumstances between the date of action by our Compensation Committee and the date of grant, the Chair of our Compensation Committee also reviews the terms of our annual grants immediately prior to the date of grant and has the authority to determine in his discretion that grants should not be made without further consideration by our Compensation Committee.

•

Restricted Stock Units. As in the case of stock options, our current procedure is that the date of our annual grant of restricted stock units is the third trading day after issuance of our press release announcing earnings for our fourth fiscal quarter.

Under our current guidelines, the number of shares subject to the annual grant of restricted stock units in fiscal 2010 was established by dividing the estimated value of the grant by the closing price of a share of our common stock on the date of grant.

We have included information regarding restricted stock unit and stock option awards in the “Stock Awards” and “Option Awards” columns, respectively, in the Fiscal 2010, 2009 and 2008 Summary Compensation Table and in the Fiscal 2010 Grants of Plan-Based Awards Table on page 50, and information regarding stock options and restricted stock units outstanding at the end of fiscal 2010 in the Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table on page 51.

Employee Benefits. As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs. These benefit programs include participation in our retirement and group life, health and disability programs on the same basis as other salaried employees, as well as a deferred compensation program, perquisites and protection in the event of severance or a change in control.

•

Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. We have similar defined contribution retirement plans that cover our full-time non-union Potash business segment employees in Canada. Norman B. Beug, the leader of our Potash business segment, participates in the Canadian plans. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2010, 2009 and 2008 in the “All Other Compensation” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table. We have included a discussion of the methodology for determining our contributions, including a portion of our contribution that is based upon the level of attainment of the operating earnings performance measure under the Management Incentive Plan, and of the vesting provisions applicable to our contributions, in note (7)(b) to that table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code. We have included our contributions to the accounts of the Named Executive Officers for fiscal 2010, 2009 and 2008 under our deferred compensation plan in the “All Other Compensation” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table.

We also provide restoration benefits to our full-time non-union Potash business segment employees in Canada through fully-funded contributions to participants’ accounts in an employee savings plan. Our contributions to the Canadian employee savings plan are taxable compensation to the participants. A third party holds participants’ account balances under the Canadian employees savings plan.

Pursuant to a supplemental retirement agreement entered into by IMC and Mr. Beug prior to the business combination between IMC and the fertilizer businesses of Cargill, Mr. Beug is entitled to additional retirement benefits based on his final average salary and years of credited service to us and our predecessor companies. We have set forth the aggregate change for fiscal 2010, 2009 and 2008 in the actuarial present value of Mr. Beug’s benefits under the supplemental retirement agreement in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table. We have set forth additional information regarding the supplemental retirement agreement, including the actuarial present value of Mr. Beug’s accumulated benefit under the agreement, the benefit formula, and the elements of compensation upon which his benefits under the agreement are determined, in the Fiscal 2010 Pension Benefits Table and accompanying narrative and notes on page 53.

•

Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, except that our common stock is excluded.

We do not have a deferred compensation plan for Canadian employees of our Potash business. Full-time non-union Canadian employees of our Potash business may elect to make after-tax contributions of up to 30% (less the participant’s before-tax contributions to the tax-qualified defined contribution plans) of pay to the Canadian employees savings plan discussed in the preceding bullet.

•

Cargill Pension Plan. In addition, certain of our employees, including one of our Named Executive Officers, who were employees of Cargill before the business combination between IMC and the fertilizer businesses of Cargill, participate in Cargill’s salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the merger and contribution agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2010, the unused portion of the $19.2 million cap was $11.0 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

We have included the changes for fiscal 2010, 2009 and 2008 in the actuarial present value of the accumulated benefit under Cargill’s salaried employees’ pension plan for each Named Executive Officer in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table. We have included additional information regarding Named Executive Officers’ benefits under the plan, including the actuarial present value of their accumulated benefits under the plan, the benefit formula, and the elements of compensation upon which benefits under the plan are determined, in the Fiscal 2010 Pension Benefits Table and accompanying narrative and notes.

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Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the United States and Canada. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

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Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During fiscal 2010, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table under the rules of the Securities and Exchange Commission:

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We have an executive physical exam program pursuant to which approximately 120 senior leaders, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals every three years (in the case of participants under age 40), every two years (in the case of participants between the ages of 40 and 49) and annually (in the case of executives age 50 and older);

•

We have an executive financial planning program pursuant to which our executive officers, our Vice President and Treasurer, our Vice President – Tax and our Vice President – Business Development are eligible for reimbursement of up to $7,000 per year for the costs of financial and tax planning;

•

We have a corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry or investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee;

•

We have a relocation plan that pays employees for the cost of relocation. We provided relocation benefits under this plan to Mr. O’Rourke, who we hired in January 2009. Our relocation plan also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee; and

•	We furnish a company car to Mr. Beug to facilitate his travel among our Potash business segment’s facilities in Saskatchewan.

Severance and Change-in-Control Arrangements.

We have established senior management severance and change-in-control agreements with each of our executive officers as well as certain other officers or executives designated by our Compensation Committee and Board. Our Compensation Committee established the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment:

•	by us with cause;

•	by us without cause;

•	by the executive officer for good reason;

•	by the executive officer without good reason; or

•	due to the executive officer’s death or disability.

These agreements are intended by our Board, as recommended by our Compensation Committee, to:

•	help us attract and retain executive talent in a competitive marketplace;

•	enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control;

•	foster their objectivity in considering a change-in-control proposal;

•	facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations; and

•	protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

In addition, stock options and restricted stock units under our Omnibus Incentive Plan vest upon a change in control.

The Severance and Change-in-Control Compensation Table on page 62, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

Special Dividend on Common Stock

On December 3, 2009, we paid a special dividend in the amount of $1.30 per share of common stock to stockholders of record on November 12, 2009.

On December 9, 2009, in order to address the dilutive effects of the special dividend on our long-term incentive awards, our Compensation Committee approved anti-dilution payments to employees (other than our CEO and President) who held stock options or restricted stock units. The anti-dilution payments were in lieu of other anti-dilution adjustments under the applicable provisions of the plans under which the stock options and restricted stock units were granted. On December 10, 2009, our Board, upon the recommendation of our

Compensation Committee, approved similar anti-dilution payments to our CEO and President, and, upon the recommendation of our Corporate Governance and Nominating Committee, approved similar payments to non-employee directors who held stock options or restricted stock units.

The anti-dilution payments consist of cash payments of $1.30 for each share of common stock subject to outstanding stock options or restricted stock units (other than restricted stock units granted in 2008 and 2009 that include dividend equivalent rights).

For stock options and restricted stock units that were not then vested, the payments will be made in the year in which the stock options or restricted stock units vest.

Anti-dilution payments to the Named Executive Officers are set forth in the following table:

	Payments
Name	Immediate	2010	2011	2012	Total
James T. Prokopanko	$365,018	$164,241	$30,976	$20,835	$581,070
Lawrence W. Stranghoener	256,699	34,198	9,420	6,252	306,568
James “Joc” C. O’Rourke	—	5,208	5,208	5,209	15,625
Richard L. Mack	154,476	25,750	6,806	4,428	191,457
Norman B. Beug	158,361	24,393	5,446	3,387	191,586

CEO Compensation

Effective October 1, 2009, as part of our annual review of base salaries, upon the recommendation of our Compensation Committee, our Board of Directors approved an increase in Mr. Prokopanko’s base salary to $950,000 from $900,000. In addition, for fiscal 2010, upon the recommendation of our Compensation Committee, our Board of Directors increased the estimated value of Mr. Prokopanko’s long-term incentive awards from $3.2 million to $4.0 million. The changes in compensation for Mr. Prokopanko in fiscal 2010 were consistent with our compensation philosophy, including consideration of both internal and external factors and our emphasis on incentive compensation (both equity and cash) as a component of total compensation, as discussed under “Compensation Philosophy and Objectives.” With respect to financial performance, our Compensation Committee and Board considered Mr. Prokopanko’s leadership of our success in achieving record net earnings, generating and conserving cash, and further strengthening our balance sheet in fiscal 2009 despite the global economic turmoil and weak near-term market conditions in the crop nutrients industry. Our Compensation Committee and Board also believed that, under Mr. Prokopanko’s leadership, we responded to these challenges in a timely and effective manner by reducing production and managing costs. With respect to strategic goals, our Compensation Committee and Board considered, among other matters, Mr. Prokopanko’s leadership of our successful sale of Saskferco Products ULC, a non-core joint venture, and progress towards the acquisition of offshore sources of phosphate rock and implementation of our sustainability goals for community and environmental stewardship in fiscal 2009.

The Fiscal 2010, 2009 and 2008 Summary Compensation Table and other tables under “Executive Compensation Tables,” together with the accompanying narratives and notes, include additional details about our compensation to Mr. Prokopanko for fiscal 2010, fiscal 2009 and fiscal 2008, including the arrangements described in the preceding paragraph.

Increases in Other Named Executive Officers’ Compensation in Fiscal 2010

The following table shows the base salary for our other Named Executive Officers as approved as part of our Compensation Committee’s annual base salary reviews in fiscal 2010 and 2009, as well as their target awards under the Management Incentive Plan and the estimated value of long-term incentive awards in fiscal 2010 and 2009. The fiscal 2010 base salary increases were effective October 1, 2009.

	Fiscal 2010			Fiscal 2009
Named Executive Officer	Base Salary ($)	Management Incentive Plan Target Award ($)	Long-Term Incentive Estimated Value ($)	Base Salary ($)	Management Incentive Plan Target Award ($)	Estimated Value of Long-Term Incentive Award ($)
Lawrence W. Stranghoener	560,000	420,000	1,200,000	540,000	405,000	1,000,000
James (“Joc”) C. O’Rourke*	550,000	412,500	1,000,000	550,000	412,500	550,000
Richard L. Mack	450,000	315,000	850,000	430,000	279,500	750,000
Norman B. Beug	399,921	259,949	650,000	351,162	228,256	650,000

*	Mr. O’Rourke joined Mosaic in January 2009.

Changes in compensation for these Named Executive Officers in fiscal 2010 were consistent with our compensation philosophy, including our consideration of both internal and external factors and our emphasis on incentive compensation (both equity and cash) as a component of total compensation as discussed above under “Compensation Philosophy and Objectives”. Specific considerations with respect to each of these Named Executive Officer for fiscal 2010 included:

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Our Compensation Committee’s judgment that Mr. Stranghoener demonstrated strong performance against individual goals of building our global capabilities in the areas of finance, tax, business development and information technology; played a significant leadership role in strengthening our balance sheet in a challenging market environment; positively influenced our relationships with current and prospective investors and lenders; and exhibited exemplary leadership of our values and development of future leaders; as well as our Compensation Committee’s desire to maintain the competitive position of Mr. Stranghoener’s total direct compensation within our comparator group.

•

Mr. O’Rourke only recently joined us in January 2009, and our Compensation Committee did not increase his annual base salary or his target award for fiscal 2010 under the Management Incentive Plan. Our Compensation Committee set the expected value of Mr. O’Rourke’s fiscal 2010 long-term incentive award based on competitive award values within our comparator group and the internal ranking of Mr. O’Rourke’s position. Mr. O’Rourke’s fiscal 2009 long-term incentive was a new hire award.

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Our Compensation Committee’s judgment that Mr. Mack performed strongly against individual goals of improving corporate governance, risk management, global legal compliance, and management of our interests in joint ventures and export associations; Mr. Mack’s expanded role in developing and implementing our strategy to optimize the value of our land assets in Florida and in leading our phosphate rock mine permitting efforts in Florida; and our Compensation Committee’s desire to maintain the competitive position of Mr. Mack’s total direct compensation within our comparator group.

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Our Compensation Committee’s judgment that Mr. Beug exhibited satisfactory performance against individual goals of developing our strategy to expand the production capacity of our Potash business segment; effective management of brine inflows at our Esterhazy, Saskatchewan, potash mine; Potash business segment succession planning; and continued strong relations with labor organizations, government agencies, communities and other stakeholder groups; as well as his leadership of a reduction in production levels within our Potash business segment as a result of the unexpected decline in demand during fiscal 2009. In addition, the comparative amounts of base salary shown for Mr. Beug, who is an employee of our Canadian Potash business, also reflect the fact that his base salary is paid in Canadian dollars and translated to U.S. dollars for purposes of this Proxy Statement at the average rates we used to convert the profit and loss statements of our Potash business to U.S. dollars for each applicable fiscal year. As a result, the amounts of base salary shown for Mr. Beug are not necessarily on an entirely comparable basis with the amounts shown for the other Named Executive Officers.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its three most highly compensated executive officers (other than the principal executive officer or principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.”

As discussed under “Corporate Governance – Committees of the Board of Directors – Compensation Committee” on page 14, four of the members of our Compensation Committee qualify as outside directors and are able to serve as a subcommittee of outside directors for purposes of meeting this aspect of the provisions of Section 162(m). In the discussion above, when we refer to action by our Compensation Committee with respect to matters required to be taken by “outside directors” under Section 162(m), we mean that the subcommittee has taken the action.

While the tax impact of any compensation arrangement is one factor to be considered, the tax impact is evaluated in light of our overall compensation philosophy. We will consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our Omnibus Incentive Plan is designed to permit employee stock options and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

In 2008, the Internal Revenue Service issued a revenue ruling that might have disqualified our Management Incentive Plan awards for fiscal 2010 and subsequent years as performance-based compensation for Section 162(m) purposes if we continued to base a portion of the benefits under our senior management severance and change-in-control agreements directly on an executive’s Management Incentive Plan target bonus amount for the year in which termination of employment occurs. In order to preserve our Management Incentive Plan awards as performance-based compensation for purposes of Section 162(m), our Board, upon the recommendation of our Compensation Committee, in the case of Mr. Prokopanko, and our Compensation Committee, for other participants, approved amendments to our senior management severance and change-in-control agreements that generally changed the basis for this portion of the benefits to an amount equal to the executive officer’s target bonus percent established under the Management Incentive Plan for the prior fiscal year (or such greater percent as may be designated from time to time by the Board or our Compensation Committee, as the case may be) multiplied by the executive officer’s base salary at the time of termination. The Board and our Compensation Committee believe these amendments to the senior management severance and change-in-control agreements substantially retain the prior benefits to participating executives while preserving the deductibility of our Management Incentive Plan awards as performance based compensation in light of the 2008 IRS revenue ruling. To date, the Board or our Compensation Committee, as the case may be, has designated these percentages to be the same as the target percentages in effect from time to time for Management Incentive

Plan awards. The Board and our Compensation Committee currently intend that at the time they approve target bonus percentages under the Management Incentive Plan each year they will also make corresponding changes to the percentages designated for purposes of the senior management severance and change-in-control agreements, although the Board and our Compensation Committee are not required to do so.

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code, and attempt to structure compensation in a tax-efficient manner, both for our executive officers and other key managers and for our Company.

Forfeiture of Incentive Awards for Misconduct

Our Omnibus Incentive Plan provides for the forfeiture of awards in the event of certain types of misconduct. All awards under the Omnibus Incentive Plan, including Management Incentive Plan awards, restricted stock units and stock options, are subject to these forfeiture provisions. For awards granted prior to July 2009, in general terms, the forfeiture provisions apply if we are required to restate our financial statements due to material noncompliance, as a result of misconduct, with financial reporting requirements, and either the participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. These forfeiture provisions apply only to awards earned or accrued during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the affected financial statements. For awards granted in fiscal 2009 or subsequent years, our Board may require forfeiture if:

•

fraudulent or intentional misconduct contributes to the need for a material restatement of our financial statements filed with the Securities and Exchange Commission or contributes to the use of inaccurate metrics to determine the amount of any award or the amount of incentive compensation to a participant;

•	the participant knowingly or grossly negligently engaged in the misconduct or grossly negligently failed to prevent the misconduct; and

•	the amount of the participant’s award or incentive compensation was greater than it would have been absent the misconduct.

These forfeiture provisions are in addition to any other disciplinary or other action available to us with respect to the misconduct.

We have included the Omnibus Incentive Plan, including the forfeiture provisions, as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary;

•	Executive Vice Presidents (three persons) and Senior Vice Presidents (two persons), three times base salary; and

•	Other executive officers (four persons), one times base salary.

Among other provisions of our stock ownership guidelines are that:

•	for purposes of determining whether an executive officer’s ownership meets the required level at any particular time, the value of common stock owned is based on the current stock price at that time;

•	unexercised employee stock options and unvested restricted stock units are not included towards an executive officer’s required ownership level;

•

an executive officer must hold all “net profit shares” (the shares of common stock remaining after deducting the number of shares required to be sold in order to pay tax withholding, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level;

•	after an executive officer has met the required ownership level, the executive officer must hold at least 50% of the “net profit shares” from employee stock option exercises for at least one year; and

•	the executive officer must pre-clear any sale of stock with our General Counsel, who reviews the proposed sale with the Chair of our Board and our CEO.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship. Because we were formed in 2004 and first introduced our stock ownership guidelines in 2007, none of our executive officers is yet required to maintain the full level of stock ownership required after six years; however, all of our executive officers have either achieved the full level of required ownership or are making progress toward achieving that level within the required timeframe.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

Respectfully submitted,

William T. Monahan, Chair

F. Guillaume Bastiaens

Phyllis E. Cochran

David B. Mathis

James L. Popowich

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•	The balance of base pay, annual incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•

A long-term incentive program that grants an equal mix of stock options and restricted stock units to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total shareholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•

Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts; and

•

Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct” on page 42; stock ownership guidelines, including holding period requirements, for our executive officers and certain other key executives as described under “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 42; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

In addition, our Compensation Committee considered changes in our Management Incentive Plan for fiscal 2011 in its conclusion that our employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. These changes include the addition of new performance measures based on operational excellence and achievement of strategic priorities as performance measures under the plan, the decreased weighting of the Operating Earnings performance measure and the inclusion of a provision that permits our Compensation Committee to exercise negative discretion to reduce the award for any executive officer by up to 25%.

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for fiscal 2010, fiscal 2009 and fiscal 2008.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis on page 23. The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for fiscal 2010, fiscal 2009 and fiscal 2008 and should be read in conjunction with the Compensation Discussion and Analysis.

Fiscal 2010, 2009 and 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
James T. Prokopanko	2010	933,333	—	2,400,025	1,431,252	961,400	—	529,578	6,255,588
President and Chief	2009	883,333	300,000	1,600,047	1,400,795	—	—	349,109	4,533,284
Executive Officer	2008	808,333	—	1,400,009	1,561,866	1,912,500	—	304,351	5,987,059
Lawrence W. Stranghoener	2010	553,333	—	719,997	429,373	386,400	—	321,792	2,410,895
Executive Vice President	2009	533,333	150,000	500,063	437,730	—	—	154,123	1,775,249
and Chief Financial Officer	2008	511,667	—	424,999	474,140	877,500	—	159,879	2,448,185
James (“Joc”) C. O’Rourke	2010	550,000	—	600,006	357,806	379,500	—	152,822	2,040,134
Executive Vice President – Operations(8)
Richard L. Mack	2010	443,333	—	510,013	304,130	289,800	32,000	208,477	1,787,753
Executive Vice President,	2009	420,000	150,000	375,015	328,282	—	—	124,256	1,397,553
General Counsel and Corporate Secretary(9)	2008	379,167	—	325,004	362,569	585,000	5,000	187,447	1,844,187
Norman B. Beug(10)	2010	393,961	—	390,023	232,593	229,661	172,389	247,739	1,666,366
Senior Vice President –	2009	346,549	70,000	325,022	284,539	—	—	133,275	1,159,385
Potash Operations	2008	375,486	—	325,004	362,569	558,444	799,712	169,295	2,590,510

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.

(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.

(3)	Reflects discretionary short-term incentive payouts for fiscal 2009. Our Board of Directors (for our CEO) and our Compensation Committee (for our remaining Named Executive Officers) authorized these payouts because they believed that, although we did not achieve the ambitious level of operating earnings that we set for ourselves at the beginning of fiscal 2009 for any payout for fiscal 2009 under the Management Incentive Plan, and despite the extreme challenges in the world economy and our industry, we were successful in a number of key areas, including among others achieving record net earnings, generating and conserving cash, the successful sale of a non-core joint venture for approximately $750 million, a special dividend from our non-U.S. subsidiaries to our U.S. subsidiaries, significant accomplishments in permitting our Florida phosphate rock reserves, achievement of investment grade credit ratings and roll-out of our strategy to expand our Potash business.

(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units or stock options in the applicable fiscal year, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

The assumptions used in the valuation are discussed in note 19 to our audited financial statements for fiscal 2010.

Although the model we use to determine our grant date fair value under ASC Topic 718 for purposes of our financial statements and the model we use to determine our grants of stock options both use a “Black-Scholes” methodology, the two models are different in important respects. The model we use to determine our grant date fair value, determined in accordance with ASC Topic 718, is dictated by generally accepted accounting principles in the United States, while we believe the model we used to determine our fiscal 2010, 2009 and 2008 grants of stock options is more consistent with the methodology that several members of our comparator group and a number of other large companies use to make compensation decisions. As a result, our grant date fair value, determined in accordance with ASC Topic 718, is not the same as the estimated value of our option awards established by our Compensation Committee. The primary differences between the model that we used to determine our grant date fair value, determined in accordance with ASC Topic 718, and the model we used to determine our grants of stock options relate to the assumptions about risk-free interest rates, the period used to measure stock price volatility and the term of the stock options. For the fiscal 2010 stock option grants to the Named Executive Officers, the grant date fair value under ASC Topic 718 was $29.77 per share while the value we used to determine the number of shares to grant was $33.28 per share. Accordingly, our grant date fair value under ASC Topic 718 for these fiscal 2010 grants is approximately 10% less than the value we used to determine the number of shares to grant. In fiscal 2009, our grant date fair value, determined in accordance with ASC Topic 718, was approximately 12.5% less than the values we used to determine the number of shares to grant. In fiscal 2008, our grant date fair value, determined in accordance with ASC Topic 718, was approximately 11.6% more than the values we used to determine the number of shares to grant.

(5)	Reflects awards under our Management Incentive Plan.

Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals.

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2010 and the levels of performance that were achieved, under “Compensation Components and Process – Annual Incentives” on page 28 in our Compensation Discussion and Analysis. No awards were paid under our Management Incentive Plan for fiscal 2009 because we did not achieve the threshold of operating earnings necessary for any payout.

(6)	Reflects the aggregate increase, if any, in the actuarial value of pension benefits for fiscal 2010, fiscal 2009 and fiscal 2008 under Cargill’s salaried employees’ pension plan for Mr. Mack, and under a supplemental retirement agreement with Mr. Beug. For fiscal 2009, the actuarial value of Mr. Mack’s benefits under the Cargill plan and Mr. Beug’s benefits under the supplemental retirement agreement decreased by $4,000 and $132,335, respectively.

The Cargill plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Mr. Mack after December 31, 2004. Accordingly, his total credited years of service primarily reflects his service with Cargill prior to the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Mr. Mack includes post-combination compensation paid by us. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2010, the unused portion of the $19.2 million cap was $11.0 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Our supplemental retirement agreement with Mr. Beug provides additional annual retirement benefits to him over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement.

We have included additional information about these plans, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Fiscal 2010 Pension Benefits Table and accompanying narrative and notes on page 53.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(7)	The table below shows the components of compensation that are included in this column for fiscal 2010;

Name	Perquisites ($)(a)	Company Contributions to Defined Contribution Plans($)(b)	Other($)(a)(c)	Total($)
James T. Prokopanko	20,959	135,131	373,488	529,578
Lawrence W. Stranghoener	—	65,093	256,699	321,792
James (“Joc”) C. O’Rourke	57,478	73,223	22,121	152,822
Richard L. Mack	—	54,004	154,473	208,477
Norman B. Beug	19,609	69,769	158,361	247,739

(a)	Perquisites include:

•	Amounts paid under our executive physical exam program for Messrs. Prokopanko, O’Rourke and Beug;

•	Amounts paid under our executive financial planning program for Messrs. Prokopanko and Beug;

•

The amount reimbursed under our travel policy for travel by Messrs. Prokopanko’s, O’Rourke’s and Beug’s spouses to industry and investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amounts are included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for calendar 2009;

•

An aggregate of $53,640 under our relocation policy related to Mr. O’Rourke’s move to our Plymouth, Minnesota headquarters after we hired him on January 5, 2009. Our relocation plan also generally provides for a “gross-up” for taxes on amounts we reimburse under the plan that are taxable compensation to the employee. In accordance with applicable SEC rules, the tax gross-up amount is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed to Mr. O’Rourke for calendar 2009; and

•	Our incremental costs for personal use by Mr. Beug of a company car that we furnish to Mr. Beug in order to facilitate his travel among our Potash business segment’s facilities in Saskatchewan.

The incremental cost to us of perquisites for fiscal 2010 did not exceed $10,000 for any other Named Executive Officer.

(b)

Reflects our contributions for Named Executive Officers who are employees in the United States to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, and to the accounts of each such officer under deferred compensation arrangements reflecting amounts that would have been credited to their accounts in the plan but for limitations under the Internal Revenue Code, as well as our contributions to the account of Mr. Beug, who is employed by our Canadian Potash business, under our Canadian defined contribution plans.

Mosaic Investment Plan

We contribute the following amounts to the Named Executive Officers’ accounts in the Mosaic Investment Plan:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately.

•

We contribute an amount each year equal to a percentage of the participant’s eligible pay, consisting of base salary and bonuses (including those under the Management Incentive Plan). The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the social security wage base, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the social security wage base, we pay an additional 3% over the age-based award. The social security wage base for calendar 2009 was $106,800 and, for calendar 2010, is $106,800. These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. O’Rourke’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. O’Rourke would forfeit these contributions upon a termination of his employment.

•

We also make a discretionary employer contribution. Our Compensation Committee has determined to base the discretionary employer contribution on our achievement of performance goals under our Management Incentive Plan. For fiscal 2010, we determined the amount of the discretionary employer contribution based on the operating earnings measure under the Management Incentive Plan, as follows:

(dollars in millions)

Operating Earnings	$469	$1,690 - $2,065	$3,286
Contribution	0%	1.0%	2.0%
(Percent of participant’s eligible pay)

Based on the formula in the table above, for fiscal 2010 we made discretionary employee contributions to participant’s accounts of 0.66% of calendar 2009 pay. These contributions vest once we have employed the participant for at least three years. Our contributions to Mr. O’Rourke’s account are not vested because we have employed him for less than three years. Prior to vesting, Mr. O’Rourke would forfeit these contributions upon a termination of his employment.

Contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Internal Revenue Code are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 55.

Canadian Plans

We contribute the following amounts to participants’ accounts in the Canadian defined contribution plans in which Mr. Beug participates:

•	We match the first 3% of the participant’s contributions and half of the next 3% of the participant’s contributions. These contributions vest immediately;

•	We contribute an amount each year equal to a percentage of the participant’s covered compensation. For Mr. Beug, covered compensation includes:

•	base salary;

•	bonuses (including those under our Management Incentive Plan); and

•

unused amounts under our Canadian flexible benefits plan. Under our flexible benefits plan, salaried employees of our Canadian Potash business are entitled to apply an amount each year equal to 2.0% of annual salary plus an additional amount determined by the employee’s medical and dental coverage selection on a pre-tax basis to the payment of premiums under our group insurance, health or dental plans or as a contribution to the participant’s health spending account or as a contribution to the participant’s tax-qualified defined contribution plan. Any unused portion is paid to the participant as taxable compensation.

The percentage of the participant’s pay that we contribute increases with the participant’s age. For pay up to the limit established each year under Canadian law, the percentage we pay ranges from 3% for participants under age 30 to 9% for participants age 60 and older. For pay in excess of the limit, the percentage we pay ranges from 4% for participants under age 30 to 10% for participants age 60 and older. These contributions vest once we have employed the participant for at least two years;

•

For former employees of the company from which we acquired our Belle Plaine potash mine, including Mr. Beug, we contribute an additional amount equal to a percentage of the participant’s covered compensation. For covered compensation up to the year’s maximum pensionable earnings established under Canadian law, we contribute 1.5% of covered compensation. For covered compensation above that limit, we contribute 2% of covered compensation. The maximum pensionable earnings for calendar 2009 was $40,046 and, for calendar 2010, is $44,415; and

•	We make a discretionary contribution that is the same as under the Mosaic Investment Plan.

Taxable compensation to the participant on our contributions up to the limit established each year under Canadian law is deferred, while our contributions that exceed the limit are taxable compensation to the participant. The limit for calendar 2009 was the lesser of $19,029 or 18% of earnings for calendar 2009 and for calendar 2010 is the lesser of $21,125 or 18% of earnings for calendar 2010. We contribute the amounts that are above these limits to the participant’s account in our employee savings plan. The Canadian employee savings plan accounts are held by a third party. The participants choose among various investment alternatives that are the same as are available under the Canadian tax-qualified defined contribution plans. Participants may withdraw their employee savings plan account balances at any time. A participant may also contribute up to 30% (less the participant’s before-tax contributions to the tax-qualified defined contribution plans) of pay on an after-tax basis to the participant’s employee savings plan account. Participants account balances under the Canadian employee savings plan are not obligations of ours.

(c)	Includes anti-dilution payments paid in fiscal 2010 to the Named Executive Officers in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009, in the following amounts:

Name	Amount
James T. Prokopanko	$365,018
Lawrence W. Stranghoener	256,699
James “Joc” C. O’Rourke	—
Richard L. Mack	154,473
Norman B. Beug	158,361

We have discussed additional detail about the anti-dilution payments under “Compensation Discussion and Analysis – Special Dividend on Common Stock” on page 38.

(8)	Mr. O’Rourke joined us as our Executive Vice President – Operations on January 5, 2009. Mr. O’Rourke was not a named Executive Officer for fiscal 2009.

(9)	Mr. Mack was Senior Vice President, General Counsel and Corporate Secretary until his election to his present position effective January 1, 2009.

(10)	Mr. Beug is an employee of our Canadian Potash business and his compensation is paid in Canadian dollars. We converted amounts paid to Mr. Beug to U.S. dollars for purposes of this Proxy Statement at a rate of CAD 1.062710/USD 1.0 for fiscal 2010, CAD 1.156160/USD 1.0 for fiscal 2009 and CAD 1.014240/USD 1.0 for fiscal 2008, the average rates we used to convert the profit and loss statement of our Potash business to U.S. dollars for those fiscal years, except for payments in the “Bonus” and “Non-Equity Incentive Compensation” columns which are shown at the U.S. dollar amounts of his discretionary short-term payout for fiscal 2009 and Management Incentive Plan awards, respectively, as approved by our Compensation Committee.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options and restricted stock units, to each of our Named Executive Officers for fiscal 2010. We did not grant any other award under any equity or non-equity incentive plan in fiscal 2010 that would be paid out in a future fiscal year.

Fiscal 2010 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)		Target ($)	Maximum ($)
James T. Prokopanko	—	—	0	(5)	1,045,000	2,090,000	—	—	—	—
	7/27/09	7/20/09	—		—	—	—	48,077	52.72	1,431,252
	7/27/09	7/20/09	—		—	—	45,524	—	—	2,400,025
Lawrence W. Stranghoener	—	—	0	(5)	420,000	840,000	—	—	—	—
	7/27/09	7/20/09	—		—	—	—	14,423	52.72	429,373
	7/27/09	7/20/09	—		—	—	13,657	—	—	719,997
James (“Joc”) C. O’Rourke	—	—	0	(5)	412,500	825,000	—	—	—	—
	7/27/09	7/20/09	—		—	—	—	12,019	52.72	357,806
	7/27/09	7/20/09	—		—	—	11,381	—	—	600,006
Richard L. Mack	—	—	0	(5)	315,000	630,000	—	—	—	—
	7/27/09	7/20/09	—		—	—	—	10,216	52.72	304,130
	7/27/09	7/20/09	—		—	—	9,674	—	—	510,013
Norman B. Beug	—	—	0	(5)	259,949	519,897	—	—	—	—
	7/27/09	7/20/09	—		—	—	—	7,813	52.72	232,593
	7/27/09	7/20/09	—		—	—	7,398	—	—	390,023

(1)	We describe our practices for granting stock options and restricted stock units to employees, including general terms and the timing of grants and approvals, under “Compensation Components and Process – Long-Term Incentives” in our Compensation Discussion and Analysis.
(2)	Shows the number of shares subject to restricted stock units granted under our Omnibus Incentive Plan.
(3)	Shows the number of shares subject to stock options granted under our Omnibus Incentive Plan.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units or stock options in fiscal 2010, determined in accordance with ASC Topic 718. A more detailed discussion of our ASC Topic 718 grant date fair value is included in note (4) to the Fiscal 2010, 2009 and 2008 Summary Compensation Table.
(5)

Our Management Incentive Plan provides for annual cash incentive compensation to key managers, including the Named Executive Officers, based upon the attainment of pre-established business and/or individual performance goals. This row shows the threshold, target and maximum potential annual awards under the program for fiscal 2010. We paid the actual awards for fiscal 2010 in August 2010. The amount of the actual fiscal 2010 award for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.

We have included additional information about our Management Incentive Plan, including the performance measures for fiscal 2010 and the levels of performance that were achieved, under “Compensation Components and Process – Annual Incentives – Management Incentive Plan” in our Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of May 31, 2010.

Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
James T. Prokopanko	181,388	—		15.45	8/4/16	34,974	(3)	1,614,750
	53,957	—		20.70	2/1/17	12,578	(4)	580,726
	55,622	27,811	(5)	40.03	8/2/17	45,524	(6)	2,101,843
	7,803	15,606	(7)	127.21	7/31/18
	—	48,077	(8)	52.72	7/27/19

Lawrence W. Stranghoener	52,084	—		15.04	10/29/14	10,617	(3)	490,187
	64,935	—		17.29	8/1/15	3,931	(4)	181,494
	61,120	—		15.45	8/4/16	13,657	(6)	630,544
	16,884	8,444	(5)	40.03	8/2/17
	2,438	4,877	(7)	127.21	7/31/18
	—	14,243	(8)	52.72	7/27/19

James (“Joc”) C. O’Rourke	—	12,019	(8)	52.72	7/27/19	13,830	(9)	638,531
	—	—		—	—	11,381	(6)	525,461

Richard L. Mack	10,384	—		15.04	10/29/14	8,119	(3)	374,854
	46,382	—		17.29	8/1/15	2,948	(4)	136,109
	47,319	—		15.45	8/4/16	9,674	(6)	446,649
	12,912	6,456	(5)	40.03	8/2/17
	1,828	3,658	(7)	127.21	7/31/18
	—	10,216	(8)	52.72	7/27/19

Norman B. Beug	12,912	6,456	(5)	40.03	8/2/17	8,119	(3)	374,854
	1,585	3,170	(7)	127.21	7/31/18	2,555	(4)	117,964
	—	7,813	(8)	52.72	7/27/19	7,398	(6)	341,566

(1)	The exercise price for all stock options is the fair market value of our common stock on the date of grant, which is equal to the closing price as reflected on The New York Stock Exchange composite tape.
(2)	The amounts were calculated by multiplying the closing market price of our common stock on May 28, 2010 of $46.17 per share by the number of unvested shares.
(3)	These restricted stock units vested on August 2, 2010.
(4)	These restricted stock units vest on July 31, 2011.
(5)	These options vested on August 2, 2010.

(6)	These restricted stock units vest on July 27, 2012.
(7)	Half of these options vested on July 31, 2010 and half will vest on July 31, 2011.
(8)	One-third of these options vested on July 27, 2010 and one-third vest on July 27 in each of 2011 and 2011.
(9)	These restricted stock units vest on January 8, 2012.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during fiscal 2010 and restricted stock units of the Named Executive Officers that vested during fiscal 2010.

Fiscal 2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	—	—	95,665	$5,155,854
Lawrence W. Stranghoener	—	—	24,723	$1,301,944
James (“Joc”) C. O’Rourke	—	—	—	—
Richard L. Mack	—	—	19,141	$1,007,988
Norman B. Beug	158,254	$6,701,928	17,546	$923,990

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our common stock on the date of the option exercise as reported on The New York Stock Exchange composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our common stock as reported on The New York Stock Exchange composite tape on the vesting date.

Pension Benefits

Cargill Pension Plan

Mr. Mack participates in Cargill’s salaried employees’ pension plan. This plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s salaried employees’ pension plan for Mr. Mack after December 31, 2004. Accordingly, his total credited years of service primarily reflects his service with Cargill, while his credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s salaried employees’ pension plan for Mr. Mack includes post-combination compensation that we pay him.

In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s salaried employees’ pension plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of May 31, 2010, the unused portion of the $19.2 million cap was $11.0 million.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s salaried employees’ pension plan.

Supplemental Retirement Agreement

IMC and Mr. Beug entered into a supplemental retirement agreement prior to the business combination between IMC and the fertilizer businesses of Cargill. This agreement provides additional annual retirement benefits to Mr. Beug over the retirement benefits that would be payable to him under (a) our retirement plans that are available to salaried Canadian employees generally and (b) a defined benefit pension plan sponsored by another company from which we acquired our Belle Plaine potash mine and in which Mr. Beug participated prior to our acquisition of that mine. Benefits under the supplemental retirement agreement are based on years of service and final average salary prior to termination of employment or retirement. In addition, prior to the combination, IMC established a trust to secure the payment of certain retirement obligations, including Mr. Beug’s supplemental retirement agreement. The trust agreement requires that we fund 105% of the aggregate actuarially determined liabilities under all of these retirement obligations by means of contributions to the trust and/or by furnishing letters of credit to the trustee. As of the date of this Proxy Statement, we had furnished the trustee with a bank letter of credit in the amount of approximately $5.6 million.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s salaried employees’ pension plan and under Mr. Beug’s supplemental retirement agreement.

Fiscal 2010 Pension Benefits Table

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Richard L. Mack(2)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	$106,000

Norman B. Beug(3)	Supplemental Retirement Agreement	33	$2,502,376

(1)	These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known when they become eligible for payment.
(2)	Annual benefits for Mr. Mack under Cargill’s salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Mr. Mack as of December 31, 2004 and final average salary and covered compensation are as of the termination date of his employment at Mosaic.

Normal retirement benefits are payable at age 65. Mr. Mack may retire with unreduced retirement benefits under the plan once he is age 60. Once he is age 55, he may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Mr. Mack is age 42 and has 15 years of credited vesting service at May 31, 2010.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If he terminates employment before age 55, he may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. The plan does not offer lump sum payments.

The credited years of service for Mr. Mack include his service with Cargill. His benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Eligible compensation consists of base salary. Eligible compensation is limited under the Internal Revenue Code to $245,000 for calendar 2009 and for calendar year 2010.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Fiscal 2010 Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table are based on the following assumptions:

•

discount rates of 5.75%, 6.75% and 6.00% for the present value calculations as of May 31, 2010, May 31, 2009 and March 1, 2008, respectively, and post-retirement mortality using the RP-2000 mortality table with fixed 10-year projection, combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•	retirement age of 60, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under the plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of May 31, 2010, the date used by Cargill in determining its charges to us for the plan.

(3)	The benefits under Mr. Beug’s supplemental retirement agreement are determined by the following formula:

•	2% of Mr. Beug’s final average salary times his first 25 years of credited service; plus

•	1% of his final average salary times his years of credited service above 25 years, up to a maximum of ten years; minus

•	2% of the benefit payable to him for the first 25 years of credited service under the Canadian government’s pension plan; minus

•	the amount of the annual retirement benefit that he could purchase from the balance of his account under our Canadian defined contribution retirement plans in which he participates; minus

•

the amount of the normal benefit payable to him pursuant to a defined benefit pension plan of the company from which IMC acquired our Belle Plaine, Saskatchewan potash mine. Mr. Beug does not accrue additional pension benefits under this plan for his service with us, and we are not responsible for payments to Mr. Beug under this plan.

Mr. Beug’s credited years of service under the supplemental retirement agreement include his years of service with the company from which IMC acquired the Belle Plaine mine. Mr. Beug’s benefits under the supplemental retirement agreement are fully vested.

The earliest Mr. Beug is entitled to unreduced benefits under the agreement is age 62. Mr. Beug, who is age 58 at the date of this Proxy Statement, is entitled to elect to receive reduced benefits under the agreement upon retirement at age 55 or older. If Mr. Beug elects to receive benefits before age 62, the amount of his benefits determined in accordance with the first three bullet points in this footnote are reduced by one-third of 1% for each month between the date on which his benefits commence and age 62.

The normal form of payment of the annual benefit under the supplemental retirement agreement is equal monthly installments payable for life. If Mr. Beug is married at the time his benefits under the supplemental retirement agreement commence, his monthly retirement benefits are reduced to provide actuarially equivalent reduced monthly payments to him for life and 60% of the reduced monthly payment to his surviving spouse after his death, unless his spouse waives the right to these payments. In the event of Mr. Beug’s death prior to retirement, his spouse, beneficiary or estate would be entitled to payment equal to the actuarial equivalent of his vested benefits, either in the form of a lump sum or a lifetime pension.

The amounts in the “Present Value of Accumulated Benefit” column and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Fiscal 2010, 2009 and 2008 Summary Compensation Table for Mr. Beug under his supplemental requirement agreement were calculated using the following assumptions:

•

discount rates of 5.55%, 6.60% and 5.75% for the present values as of May 31, 2010, May 31, 2009 and February 29, 2008, respectively, and post-retirement mortality using the UP94 generational mortality table as of May 31, 2010 and May 31, 2009 and the UP94 mortality table projected to 2015 with scale AA as of February 29, 2008;

•	salary scales of 4.0%, 4.0% and 4.0% for the present values as of May 31, 2010, May 31, 2009 and February 29, 2008, respectively; and

•	retirement at age 62, which is the earliest age that he may retire with unreduced benefits under the agreement.

These are the same assumptions we used for financial reporting purposes in our audited financial statements for fiscal 2010.

The present value of the accrued benefits was calculated as of May 31, 2010, the same measurement date used for our audited financial statements for fiscal 2010 with respect to Mr. Beug’s supplemental retirement agreement.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for fiscal 2010 and balances at May 31, 2010 for each of the Named Executive Officers under our deferred compensation plan.

The “Executive Contributions in Last FY” column shows the deferral by each Named Executive Officer of a portion of salary or award under our Management Incentive Plan for fiscal 2010 that is reported in the Fiscal 2010, 2009 and 2008 Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan” column.

The “Registrant Contributions in Last FY” column reflects our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Internal Revenue Code. The limit on contributions under the Internal Revenue Code was $49,000 for contributions for calendar 2009 and for contributions in calendar 2010. The formula for determining the aggregate amount of our contributions to the account of a Named Executive Officer to the tax-qualified and non-qualified plans is discussed in note (7)(b) to the Fiscal 2010, 2009 and 2008 Summary Compensation Table.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

The “Aggregate Earnings in Last FY” column shows the earnings on each Named Executive Officer’s account balance for fiscal 2010, and the “Aggregate Balance at Last FYE” column shows the balance of each Named Executive Officer’s account as of the end of fiscal 2010. The “Aggregate Withdrawals/Distributions” column shows payments made to each Named Executive Officer from his account in fiscal 2010.

Our deferred compensation plan is available only for U.S. employees. Mr. Beug, who is an employee of our Canadian Potash business, is not eligible to participate in it and our Canadian Potash business does not have a deferred compensation plan.

Fiscal 2010 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
James T. Prokopanko	56,000	96,788	15,921	55,533	692,043
Lawrence W. Stranghoener	—	30,000	13,362	—	281,102
James (“Joc”) C. O’Rourke	33,000	37,604	(296)	—	82,481
Richard L. Mack	26,600	23,750	17,485	32,087	263,750

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal 2010 in the Fiscal 2010, 2009 and 2008 Summary Compensation Table.
(2)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for fiscal 2010 in the Fiscal 2010, 2009 and 2008 Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (7) to the Fiscal 2010, 2009 and 2008 Summary Compensation Table.
(3)	Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, except that our common stock is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Fiscal 2010, 2009 and 2008 Summary Compensation Table on page 45.
(4)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	700,715
Lawrence W. Stranghoener	288,003
James (“Joc”) C. O’Rourke	11,000
Richard L. Mack	824,756

Potential Payments upon Termination or Change-in-Control

As discussed under “Compensation Components and Process – Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis on page 38, we have senior management severance and change in control agreements with our executive officers, including the Named Executive Officers.

The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 52; and

•

vested benefits under defined contribution retirement plans as described in note (7)(b) to the Fiscal 2010, 2009 and 2008 Summary Compensation Table and in the Fiscal 2010 Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary;

•

an amount equal to the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

These amounts would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change-in-Control

In the event of termination by us without cause or by an executive officer for good reason:

•	within two years following a change-in-control (as the term change-in-control is described below); or

•

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change-in-control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•	a merger, consolidation, sale of substantially all assets or similar business combination; or

•	liquidation or dissolution of The Mosaic Company,

then the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•

our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary; and

•	the period for which we would reimburse the executive officer for group health and dental premiums would be extended from twelve months to eighteen months.

In addition, the severance and change-in-control agreements provide for us to “gross-up” the benefits payable to any executive officer following a change in control in the event of any excise tax imposed by Section 4999 of the Internal Revenue Code on parachute payments as defined in Section 280G of the Internal Revenue Code (subject to a de minimis threshold below which the benefits payable to the participant would be reduced to a level necessary to avoid the excise tax).

The severance and change in control agreements also provide that all stock options, restricted stock units and other equity awards granted under our Omnibus Incentive Plan to the executive officer will immediately vest upon a change in control. In connection with such vesting, the dividend equivalents on restricted stock units granted in fiscal 2009 and subsequent years, as well as anti-dilution payments payable in 2011 and 2012 upon vesting of long-term incentive awards in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009, would become payable.

Description of Key Terms

For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:

•	material breach of the severance agreement;

•	gross neglect or willful failure or refusal to perform the executive officer’s duties;

•	personal dishonesty intended to result in substantial personal enrichment at our expense;

•	willful or intentional acts to injure The Mosaic Company;

•	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees; or

•	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude.

•	“Good reason” means:

•	material demotion in status or duties; or

•	requiring the executive officer to move his or her regular office location by more than 50 miles.

•	A “change-in-control” occurs if:

•	Cargill does not retain beneficial ownership of at least 50% of the voting power of our outstanding voting stock and one of the following events also occurs:

•	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships;

•	50% or more of the voting power of our outstanding voting stock is acquired or beneficially owned by any person, entity or group that is unaffiliated with Cargill; or

•	consummation of a merger or consolidation of The Mosaic Company with or into another entity, a sale of substantially all assets or similar business combination, unless both:

•

the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; and

•	no person, entity or group that is unaffiliated with Cargill owns more than 50% of the voting stock of the surviving or acquiring entity;

•	Cargill acquires additional shares of our voting stock such that it owns 90% or more of the voting power of our outstanding voting stock; or

•	our stockholders approve a definitive agreement or plan to liquidate or dissolve The Mosaic Company.

Obligations of our Executive Officers

The severance and change-in-control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:

•	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

•	competing with us.

Duration of Severance and Change-in-Control Agreements

A severance and change-in-control agreement has a three-year term unless renewed by us and the executive officer, except that following a change in control the term will extend to at least the second anniversary of the change in control. The current severance and change-in-control agreements with the Messrs. Prokopanko, Stranghoener, Mack and Beug will expire in March 2011 and with Mr. O’Rourke will expire in June 2012, unless our Board or Compensation Committee agree with the Named Executive Officer to renew, extend or otherwise modify his agreement, except in the event of a change in control as described in the prior sentence.

Stockholders who are interested in additional detail may refer to the complete text of the severance and change-in-control agreements, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

Acceleration of Stock Options and Restricted Stock Units upon Change-in-Control

In addition to the provisions of the severance and change-in-control agreements described above, outstanding stock options and restricted stock units granted beginning in fiscal 2006 include contractual provisions for acceleration of vesting upon a change in control, as defined in the contractual provisions. A change-in-control under these contractual provisions would generally be a change in control under the provisions of the severance and change-in-control agreements. The contractual provisions in our stock options and restricted stock units remain in place until expiration or vesting of the stock options or restricted stock units.

Stockholders who are interested in additional detail may refer to the complete text of the forms used for grants of stock options and restricted stock units, copies of which we included as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

Quantification of Compensation Payable as a Result of Severance or Change-in-Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of May 28, 2010, the last business day of fiscal 2010;

•	base salary was that in effect at May 28, 2010;

•

for each Named Executive Officer, the percentage designated by our Compensation Committee in lieu of the prior fiscal year target bonus percentage was that specified in the table under “Compensation Discussion and Analysis – Annual Incentives” on page 28;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for fiscal 2010;

•	reimbursement for health and dental premiums would be at the COBRA rates in effect at May 28, 2010 (or, in the case of Mr. Beug, the level of his Canadian benefits in effect at May 28, 2010);

•	unused vacation was the amount at May 28, 2010;

•	the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	the executive officer’s W-2 compensation for the five calendar years before the severance or change in control was the same as for calendar 2005 through 2009; and

•	there are no relevant changes in tax laws from those in effect as of May 28, 2010.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

		Change-in-Control Compensation
Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Compensation due to Change-in- Control without Termination ($) (1)	Additional Compensation due to Termination After Change-in-Control without Cause or for Good Reason ($) (2)	Total Compensation due to Termination After Change-in- Control without Cause or for Good Reason ($) (3)
James T. Prokopanko
Cash Severance(4)	1,995,000	—	5,985,000	5,985,000
Stock Options	—	289,702	—	289,702
Restricted Stock Units	—	4,432,454	—	4,432,454
Group Health and Dental Reimbursement(5)	18,208	—	27,312	27,312
Compensation for Unused Vacation	29,231	—	29,231	29,231
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	—	—

Total Estimated Incremental Value	2,067,439	4,722,156	6,066,543	10,788,699

Lawrence W. Stranghoener
Cash Severance(4)	980,000	—	1,960,000	1,960,000
Stock Options	—	87,913	—	87,913
Restricted Stock Units	—	1,343,195	—	1,343,195
Group Health and Dental Reimbursement(5)	18,208	—	27,312	27,312
Compensation for Unused Vacation	17,231	—	17,231	17,231
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	—	—

Total Estimated Incremental Value	1,040,439	1,431,108	2,029,543	3,460,651

James (“Joc”) C. O’Rourke
Cash Severance(4)	962,500	—	1,925,000	1,925,000
Stock Options	—	15,625	—	15,625
Restricted Stock Units	—	1,203,192	—	1,203,192
Group Health and Dental Reimbursement(5)	18,208	—	27,312	27,312
Compensation for Unused Vacation	29,615	—	29,615	29,615
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	—	—

Total Estimated Incremental Value	1,035,323	1,218,817	2,006,927	3,225,744

Richard L. Mack
Cash Severance(4)	765,000	—	1,530,000	1,530,000
Stock Options	—	66,069	—	66,069
Restricted Stock Units	—	987,690	—	987,690
Group Health and Dental Reimbursement(5)	18,208	—	27,312	27,312
Compensation for Unused Vacation	25,962	—	25,962	25,962
Outplacement Services	25,000	—	25,000	25,000
Tax Gross-Up(6)	—	—	—	—

Total Estimated Incremental Value	834,170	1,053,759	1,608,274	2,662,033

Norman B. Beug
Cash Severance(4)	659,870	—	1,319,739	1,319,739
Stock Options	—	62,310	—	62,310
Restricted Stock Units	—	860,380	—	860,380
Group Health and Dental Reimbursement(5)	3,901	—	5,852	5,852
Compensation for Unused Vacation	86,622	—	86,622	86,622
Outplacement Services	25,000	—	25,000	25,000

Total Estimated Incremental Value	775,393	922,690	1,437,213	2,359,903

(1)	Shows the pre-tax amounts that the Named Executive Officers would realize if they had sold on May 28, 2010 at a price of $46.17, the closing price of our common stock on May 28, 2010, shares of our common stock that:

•	they could acquire pursuant to stock options for which we would accelerate vesting upon a change-in-control pursuant to the terms of the severance and change-in-control agreements; and

•	we would issue to the executive officers upon a change-in-control pursuant to the vesting of restricted stock units.

Also includes the dividend equivalents on restricted stock units granted in fiscal 2009 and subsequent years, as well as anti-dilution payments payable after May 28, 2010 upon vesting of long-term incentive awards in order to address the dilutive effects, on outstanding restricted stock units or stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009. These amounts reflect an estimate of the compensation to the executive officers upon a change-in-control without termination of the executive officer’s employment.

(2)	Excludes the amounts in the “Compensation due to Change-in-Control without Termination” column and reflects the estimated amounts, in addition to those shown in the “Compensation due to Change-in-Control without Termination” column, of compensation to the executive officers upon termination of employment following a change in control.
(3)	Shows the sum of the amounts in the “Compensation due to Change-in-Control Column without Termination” and the “Additional Compensation due to Termination After Change-in-Control without Cause or for Good Reason” column, and reflects the estimated aggregate amounts of compensation to the executive officers upon termination of employment following the occurrence of an event that is a change in control.
(4)	Reflects base salary and an additional amount equal to the percent established by our Compensation Committee in lieu of prior fiscal year target bonus percent under our Management Incentive Plan multiplied by annual base salary, or following a change in control, three times (for Mr. Prokopanko) and two times (for other executive officers) base salary and such additional amount, plus, for an executive officer employed by us for three months or more during the fiscal year in which termination occurs, a pro rata portion of the annual bonus that would have been payable under the Management Incentive Plan.
(5)	Reflects the estimated amount that we would reimburse the executive officer if the executive officer elected to continue group health or dental coverage under COBRA (or, in the case of Mr. Beug, the level of his Canadian benefits in effect at May 28, 2010) for the maximum of eighteen months following a change in control and twelve months in all other cases provided under the severance and change-in-control agreements.
(6)	The excise tax imposed by the Internal Revenue Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change in control payments calculated under Section 280G of the Internal Revenue Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. As a result, the gross-up amounts shown reflect each executive officer’s unique earnings history and can vary significantly from year to year.

Director Compensation

Non-Employee Directors

The director compensation policy in effect for fiscal 2010 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $170,000 to our Chairman of the Board and $85,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee and $10,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee and $5,000 to other members of this Committee; and

•

an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee, Environmental, Health and Safety Committee and Cargill Transactions Subcommittee of the Corporate Governance and Nominating Committee.

In addition, the policy in effect during fiscal 2010 provided for a single annual grant of restricted stock units, valued at $170,000 for our Chairman of the Board and $85,000 for each other director. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Fiscal 2010 Non-Employee Director Compensation Table below.

We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions. We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During fiscal 2010, James T. Prokopanko, our current CEO, was both an employee and a director. All of our compensation to our CEO for fiscal 2010 is set forth under “Executive Compensation Tables” beginning on page 45.

The following table and accompanying narrative and notes provide information about our compensation for service during fiscal 2010 by directors who were not employees at any time during the fiscal year.

Fiscal 2010 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	Option Awards ($) (6)	All Other Compensation ($) (7)	Total ($)
F. Guillaume Bastiaens	100,000	85,018	—	—	185,018
Raymond F. Bentele(8)	33,668	—	—		33,668
Phyllis E. Cochran	100,000	85,018	—	—	185,018
Richard D. Frasch	85,000	85,018	—	—	170,018
William R. Graber	105,000	85,018	—	—	190,018
Robert L. Lumpkins	170,000	169,986	—	—	339,986
Harold H. MacKay	105,000	85,018	—	28,275	218,293
David B. Mathis	100,000	85,018	—	26,130	211,148
William T. Monahan	110,000	85,018	—	—	195,018
James L. Popowich	90,000	85,018	—	—	175,018
David T. Seaton	95,000	85,018	—	—	180,018
Steven M. Seibert	85,000	85,018	—	—	170,018

(1)	Reflects the aggregate amount of the cash retainers paid for fiscal 2010.
(2)	Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, except that our common stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. No directors participated in the non-qualified deferred compensation plan during fiscal 2010.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Stockholders who are interested in additional detail may refer to the complete text of the plan, a copy of which we included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

(3)	Reflects the grant date fair value for restricted stock units granted to directors, determined in accordance with ASC Topic 718.

The assumptions used in our valuation of these awards are discussed in note 19 to our audited financial statements for fiscal 2010.

(4)	The date of our annual grant of restricted stock units to non-employee directors in fiscal 2010 was October 8, 2009, the date of our 2009 Annual Meeting of Stockholders.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our common stock on the date of grant.

The restricted stock units granted in fiscal 2010 to non-employee directors will vest completely on October 8, 2010. If a director ceases to be a director prior to vesting, the director will forfeit the restricted stock units except in the event of death (in which case the restricted stock units will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested restricted stock units, common stock will be issued immediately, in the event of the director’s death, or on October 8, 2012, except that restricted stock units of a director who is removed for cause will be forfeited. The fiscal 2010 restricted stock unit awards include dividend equivalents that will be paid at the same time as we issue shares of our common stock after the awards vest. A director may elect that up to half of the restricted stock units granted to the director in fiscal 2010 be paid in cash rather than shares of common stock.

(5)	The following table shows the number of restricted stock units held at May 31, 2010 by each director who was not an employee at any time during the fiscal year:

Director	Restricted Stock Units Held at May 31, 2010 (#)	Vesting Date (a)
Robert L. Lumpkins	3,248 4,655 3,423	8/2/10 10/9/09 10/8/10

Each of F. Guillaume Bastiaens, Phyllis E. Cochran William R. Graber, Harold H. MacKay, David B. Mathis, William T. Monahan and Steven M. Seibert	1,624 2,327 1,712	8/2/10 10/9/09 10/8/10

Raymond F. Bentele	1,624 2,327	8/2/10 10/9/09

Richard D. Frasch	1,054 2,327 1,712	10/12/10 10/9/09 10/8/10

James L. Popowich	297 2,327 1,712	1/14/11 10/9/09 10/8/10

David T. Seaton	973 1,712	4/16/10 10/8/10

(a)	The restricted stock units vest or vested on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause or before the annual meeting of stockholders following the date of grant. See note (4) above with respect to issuance of common stock following the vesting date.

(6)	The following table shows the number of shares subject to stock options held at May 31, 2010 by each director who was not an employee at any time during the fiscal year. These options were granted by IMC to its directors prior to the business combination between IMC and the fertilizer businesses of Cargill and were assumed by us in the combination. All of these options are fully vested.

Director	Nonqualified Stock Options Vested and Exercisable at May 31, 2010 (#)	Grant Price ($)	Expiration Date
Harold H. MacKay	4,800 9,150 7,800	12.15 9.75 11.59	5/10/12 5/16/13 5/14/14

David B. Mathis	9,800 7,800	12.15 11.59	5/10/12 5/14/14

(7)	Reflects anti-dilution payments for fiscal 2010 to non-employee directors in order to address the dilutive effects, on outstanding stock options, of the special dividend of $1.30 per share of common stock that we paid on December 3, 2009. The anti-dilution payments were in lieu of other anti-dilution adjustments under the applicable provisions of the plans under which the stock options were granted. The anti-dilution payments to non-employee directors were on the same terms as the anti-dilution payments to employees, which we have described under “Compensation Discussion and Analysis – Special Dividend on Common Stock” on page 38. In addition to the amounts shown in the table, upon the vesting of restricted stock units in fiscal 2011, Mr. Lumpkins will receive an anti-dilution payment in the amount of $4,222, Messrs. Bastiaens, Bentele, Graber, MacKay, Mathis, Monahan and Seibert and Ms. Cochran will each receive anti-dilution payments in the amount of $2,111, Mr. Frasch will receive an anti-dilution payment in the amount of $1,370, and Mr. Popowich will receive an anti-dilution payment in the amount of $386.

(8)	Mr. Bentele retired from our Board at the conclusion of our 2009 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We were formed on October 22, 2004 through the business combination of IMC and the fertilizer businesses of Cargill. Cargill owned approximately 64.13% of our outstanding common stock as of August 9, 2010. In addition, Mr. Lumpkins is a former Vice Chairman and Chief Financial Officer of Cargill, Mr. Bastiaens is a former Vice Chairman of Cargill and Mr. Frasch is a former Senior Vice President of Cargill. Prior to joining us as Executive Vice President and Chief Operating Officer in July 2006, Mr. Prokopanko was a Corporate Vice President of Cargill. Each of Mr. Koenig and Mr. Rial is a current Senior Vice President of Cargill.

We discuss our material relationships with Cargill in the following paragraphs.

Registration Rights Agreement

In connection with the combination between IMC and the fertilizer businesses of Cargill, we and Cargill entered into a registration rights agreement.

Pursuant to the registration rights agreement, Cargill has the right to request that we file a registration statement with the SEC for an offering of Cargill’s shares of our common stock. We are required to use commercially reasonable efforts to cause any such demand registration statement to become effective under the Securities Act of 1933. We have agreed to effect up to five demand registrations, any of which may be a shelf registration. The market value of the shares of our common stock to be included in any demand registration must be at least $10 million. We will not be obligated to effect a demand registration within 270 calendar days of the effective date of the immediately preceding demand registration.

If we propose to register any of our securities under the Securities Act of 1933, Cargill may request that we include all of its shares of our common stock in the registration.

We are required to pay all expenses of registration under the registration rights agreement, including the legal fees of one counsel for Cargill, but excluding underwriting discounts and commissions and any other legal fees of Cargill.

Reimbursement of Pre-Combination Incentive Compensation

In connection with the combination between IMC and the fertilizer businesses of Cargill, certain former Cargill employees who became our employees retained their stock options and cash performance options granted by Cargill prior to the combination pursuant to Cargill’s compensation plans. Liabilities associated with these stock options and cash performance options were primarily related to the Cargill fertilizer businesses and we assumed them. Our maximum aggregate reimbursement obligation to Cargill for costs associated with pre-combination stock options and cash performance options under no circumstances can exceed $9.8 million. We have no reimbursement obligation for any pre-combination stock option or cash performance option award to any former Cargill employees who are our executive officers. During our 2010 fiscal year, we reimbursed Cargill approximately $6,000 for costs associated with the pre-combination stock options and cash performance options.

Pension Plans and Other Benefits

Pension and other postretirement benefit liabilities for certain former employees of Cargill’s fertilizer businesses were not transferred to us in the combination between IMC and the fertilizer businesses of Cargill. These former Cargill employees remain eligible for pension and other postretirement benefits under Cargill’s plans. Cargill incurs the associated costs and charges them to us. The amount that Cargill may charge us for these pension costs may not exceed $2.0 million per year and is capped at $19.2 million in the aggregate. This cap does not apply to the costs associated with certain active union participants who continue to earn service credit under Cargill’s pension plan.

Cargill Transactions Subcommittee and Transactions with Cargill

The Cargill Transactions Subcommittee of the Corporate Governance and Nominating Committee, comprised solely of independent directors, is responsible for reviewing and approving transactions, arrangements or agreements between us and Cargill. As described under “Policies Relating to the Board of Directors – Policies and Procedures Regarding Transactions With Related Persons,” our Related Person Transactions Approval Policy provides for the delegation of approval authority for certain transactions with Cargill, other than those of the type described in our Related Person Transactions Approval Policy, to an internal committee comprised of senior managers. The internal management committee is required to report its activities to the Cargill Transactions Subcommittee on a periodic basis.

Since the beginning of our 2010 fiscal year, we engaged in various transactions, arrangements or agreements with Cargill which are described below. The Cargill Transactions Subcommittee (or a predecessor Special Transactions Committee of the Board) or our internal management committee has either approved or ratified these transactions, arrangements or agreements.

We negotiated each of the following transactions, arrangements and agreements with Cargill on the basis of what we believe to be competitive market practices.

Master Transition Services Agreement and Amendment; Master Services Agreement

In connection with the combination between IMC and the fertilizer businesses of Cargill, we and Cargill entered into a master transition services agreement. Pursuant to the master transition services agreement, Cargill agreed to provide us with various transition-related services pursuant to individual work orders negotiated with us. The initial master transition services agreement with Cargill expired in October 2005 and was renewed through October 2006. In October 2006 Cargill agreed to continue to provide certain services to us and the parties entered into a master services agreement on terms similar to the master transition services agreement. The master services agreement expired in December 2009 and was renewed by the parties through December 31, 2010. We currently have individual work orders for services in various countries, including Argentina, Australia, Brazil, Canada, Chile, China, India, and the United States. Each of these work orders was approved by the Cargill Transactions Subcommittee or our internal management committee. Generally speaking, each work order is related to services provided by Cargill for its fertilizer businesses prior to the combination which were continued for our benefit post-combination. Services provided by Cargill include, but are not limited to, accounting, accounts payable and receivable processing, certain financial reporting, human resources, information technology, risk management, license and tonnage reporting, tax, travel services and expense reporting. The services performed may be modified by our mutual agreement with Cargill. We believe that the fees we pay for these services are comparable to those that we would pay if we performed them or had them performed by unaffiliated third parties. We paid Cargill approximately $7.5 million for the global services provided by Cargill under the master services agreement in fiscal 2010.

Fertilizer Supply Agreement (United States)

We sell fertilizer products to Cargill’s AgHorizons business unit which it resells through its retail fertilizer stores in the U.S. Under a fertilizer supply agreement, we sell nitrogen, phosphate and potash products at prices set forth in price lists that we issue from time to time to our customers. In addition, we may sell to Cargill certain products produced by third parties. We have also agreed to make available to Cargill AgHorizons, on regular commercial terms, new fertilizer products and agronomic services that are developed. Cargill AgHorizons is not obligated to purchase any minimum volume of fertilizer products and we are under no obligation to supply such products unless the parties agree to specific volumes and prices on a transaction-by-transaction basis. Our supply agreement is in effect until terminated by either party on three months written notice. We sold approximately $15.5 million of fertilizer products to Cargill AgHorizons in fiscal 2010.

Fertilizer Supply Agreement (Canada)

We sell fertilizer products to a Canadian subsidiary of Cargill. Cargill purchases the substantial majority of its Canadian fertilizer requirements from us for its retail fertilizer stores in Western Canada. The agreement provides that we will sell nitrogen, phosphate and potash products at prices set forth in price lists we issue from time to time to our customers. In addition, we may sell Cargill certain products produced by third parties for a per tonne sourcing fee. In exchange for Cargill’s commitment to purchase the substantial majority of its fertilizer needs from us and because it is one of our largest customers in Canada, we have also agreed to make new fertilizer products and agronomic services, to the extent marketed by us, available to Cargill on regular commercial terms. We have also granted Cargill price protection against sales made to other retailers for equivalent products or services at lesser prices or rates. In addition, because of the volume of purchases by Cargill, we have agreed to pay a per tonne rebate at the end of each contract year if annual purchase volumes exceed certain thresholds. This agreement was renewed through June 30, 2010 and is currently being reviewed for a three year extension. We sold approximately $60.2 million of fertilizer products to Cargill under this supply agreement in fiscal 2010.

Phosphate Supply Agreement (Argentina)

We have an offer to sell solid and liquid fertilizer to Cargill’s subsidiary in Argentina. Cargill has no obligation to purchase any minimum quantities of fertilizer products from us and we have no obligation to supply any minimum quantities of products to Cargill. This agreement is in effect until May 31, 2011. We sold approximately $14.4 million of fertilizer products to Cargill under this agreement in fiscal 2010.

Spot Fertilizer Sales

From time to time, we make spot fertilizer sales to Cargill’s subsidiary in Paraguay and Bolivia. Pricing for fertilizer sales under this relationship is by mutual agreement of the parties at the time of sale. We are under no obligation to sell fertilizer to Cargill under this relationship. This agreement is in effect until December 22, 2010. Cargill purchased approximately $16.9 million of fertilizer products from us in fiscal 2010.

Agreement for Supply of Untreated Granular White Potassium Chloride

We have an agreement to sell untreated white muriate of potash to Cargill’s salt business in the United States. Under this arrangement, which expires on December 31, 2011, white muriate of potash is sold at fixed prices to be adjusted quarterly and delivered to various Cargill facilities. Cargill is required to purchase 100% of its requirements for this product during the term of this agreement. We sold approximately $2.5 million of potash to Cargill under this agreement in fiscal 2010.

Feed Supply Agreements and Renewals

We have various agreements relating to the supply of feed grade phosphate, potash and urea products to Cargill’s animal nutrition, grain and oilseeds, and poultry businesses. The sales are generally on a spot basis in Bolivia, Brazil, Canada, Indonesia, Malaysia, Mexico, Philippines, Taiwan, Thailand, the United States, Venezuela and Vietnam. Cargill has no obligation to purchase any minimum of feed grade products from us and we have no obligation to supply any minimum amount of feed grade products to Cargill. Sales are negotiated by the parties at the time of purchase. These supply agreements are in effect until May 31, 2011. We sold approximately $16.3 million of feed grade products to Cargill under these agreements in fiscal 2010.

Ocean Transportation Agreement

We have a non-exclusive agreement with Cargill’s Ocean Transportation Division to perform various freight related services for us. Freight services include, but are not limited to: (i) vessel and owner screening, (ii) freight rate quotes in specified routes and at specified times, (iii) advice on market opportunities and freight strategies for the shipment of our fertilizer products to international locations, and (iv) the execution of various operational tasks associated with the international shipment of our products. We pay the following fees: (1) in the case of voyage charters, an address commission calculated as a percentage of the voyage freight value; (2) in the case of time charters, an address commission calculated as a percentage of the time-charter hire; and (3) in the case of forward freight agreements, a commission calculated as a percentage of the forward freight agreement notional value. Our agreement provides that the parties may renegotiate fees during its term, and the agreement is in effect until either party terminates it by providing 60 days prior written notice to the other party. We paid Cargill approximately $84.4 million (inclusive of fees and freight paid to Cargill, which is responsible for payment to vessel owners and charterers) for freight and related services under this agreement in fiscal 2010.

Shared Services and Access Agreements

We have an agreement with Cargill relating to miscellaneous operational matters at our Houston, Texas port facility and at our Savage, Minnesota river facility, both of which are adjacent to grain, oilseed and/or salt facilities owned and operated by Cargill. The agreements address various co-location matters, including the granting of easements from one party to the other, understandings relating to shared services and the allocation or sharing of costs relating to matters such as security, vessel berthing and logistics, channel dredging, utilities, truck scales, road and rail track maintenance, as well as other repair and maintenance activities. In addition, the Houston agreement calls for us to provide loading and unloading services to Cargill at specified per tonne rates. The Savage arrangement provides that we will perform unloading services for Cargill’s salt business between March and November, weather conditions permitting, and further provides that we will scale trucks loaded with salt for a negotiated fee. The agreements will be in effect as long as we and Cargill own property at the Houston and Savage facilities. Cargill paid us approximately $0.4 million for services performed by us under these agreements in fiscal 2010.

Storage and Handling Agreement

We have an agreement with Cargill’s subsidiary in Canada for the exclusive storage of various fertilizer products in Clavet, Saskatchewan. Under this arrangement Cargill also performs certain unloading, transfer and loading services for us. We guarantee a minimum 35,000 tonnes of combined throughput each year. The initial term of this agreement expired on September 30, 2007 but automatically renews for successive one year terms unless terminated by either party upon 60 days notice prior to the end of any renewal term. We paid approximately $1.3 million to Cargill for storage and handling services under this agreement in fiscal 2010.

Barter Agreements

We have a barter relationship with Cargill’s grain and oilseeds business in Brazil. Cargill’s Brazilian subsidiary, Mosaic and Brazilian farmers may, from time to time, enter into commercial arrangements pursuant to which farmers agree to forward delivery grain contracts with Cargill, and in turn, use cash generated from the transactions to purchase fertilizer from us. Similarly, in Argentina, we enter into Bargain and Sale Cereals Grain Agreements with farmers who purchase fertilizer products from us and agree to sell their grain to us upon harvest. We then assign the Bargain and Sale Cereals Grain Agreements to Cargill’s grain and oilseed business in Argentina, which then remits payment to us for the customer’s fertilizer. The number of barter transactions with Cargill’s subsidiaries varies from year to year. The Brazil agreement remains in effect until either party terminates it by providing 90 days prior written notice to the other party. In Argentina, the agreement is in effect until March 12, 2012. Cargill paid us approximately $84.8 million in Brazil and $73.8 million in Argentina under these relationships in fiscal 2010.

Vegetable Oil Loadout Agreement

We have regularly provided loadout services at our Quebracho port facility in Argentina for Cargill’s grain and oilseed business in Argentina which is located adjacent to our fertilizer operations. We have a 50-year agreement under which we have agreed to continue to loadout refined vegetable oil to vessels provided by Cargill. In exchange for these loadout services Cargill paid us approximately $0.2 million in fiscal 2010.

Miscellaneous Co-Location Agreements

We have various office sharing and sublease arrangements with Cargill in various geographic locations, including with respect to certain offices in Argentina, Brazil, China and the United States.

Aircraft Time Sharing Agreement

We have a time sharing arrangement for the lease of certain aircraft operated by Cargill. Corporate aircraft are made available to us for use on an as-available basis. This agreement is in effect until terminated by either party on 90 days prior written notice. The aircraft is leased pursuant to Federal Aviation Administration regulations. We pay Cargill a fee not to exceed the actual expenses for each flight. We paid Cargill approximately $0.6 million under this arrangement in fiscal 2010.

Offer of MAP and MES

We have an offer to sell monoammonium phosphate and MicroEssentials® fertilizers to Cargill’s subsidiary in Argentina. The term of this agreement expires on August 31, 2010. We sold approximately $6.2 million to Cargill under this agreement in fiscal 2010.

Miscellaneous

There are various other agreements between us and Cargill which we believe are not significant to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, the Compensation Committee of our Board of Directors was comprised of Ms. Cochran and Messrs. Bastiaens, Mathis, Monahan and Popowich. No Compensation Committee interlocks nor insider participation occurred during fiscal 2010.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the Annual Report on Form 10-K:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the Annual Report on Form 10-K. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the reports of KPMG LLP be included in the Annual Report on Form 10-K for the year ended May 31, 2010 for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for our 2011 fiscal year.

Respectfully submitted,

William R. Graber, Chair

Phyllis E. Cochran

David B. Mathis

William T. Monahan

David T. Seaton

Fees Paid to Independent Registered Public Accounting Firm

During our 2010 and 2009 fiscal years, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2010	2009
Audit Fees	$5,002,000	$5,323,000
Audit-Related Fees	862,000	273,000
Tax Fees	362,000	402,000
All Other Fees	0	0

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, accounting consultations and due diligence review assistance. No internal audit assistance services were rendered during such periods.

Tax fees include tax compliance fees related to tax return preparation and review and services related to proposed tax regulations.

The Audit Committee of the Board of Directors has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our 2010 and 2009 fiscal years were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for our 2010 and 2009 fiscal years were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 21, 2010, the Audit Committee of the Board of Directors appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending May 31, 2011 and the effectiveness of internal control over financial reporting as of May 31, 2011.

While we are not required to do so, we are submitting the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2011 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2011 Annual Meeting of Stockholders. For business to be properly brought before the 2011 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days (or, with regard to majority stockholders as defined in Mosaic’s Bylaws, not later than 45 days) nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2011 Annual Meeting must be received by the Corporate Secretary no earlier than June 9, 2011 and no later than July 9, 2011 or, with regard for majority stockholders, August 23, 2011;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

•	the class and number of shares the stockholder beneficially owns; and

•	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Policies Relating to the Board of Directors – Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2011 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by April 26, 2011 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2011 Annual Meeting.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2010 Annual Report to Stockholders, including financial statements for the fiscal year ended May 31, 2010, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our Annual Report to Stockholders or a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended May 31, 2010 may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Director – Investor Relations, or by telephone at (763) 577-2867.

OTHER MATTERS

We know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of 2010 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2010 Annual Meeting of Stockholders.

By Order of the Board of Directors

/s/ Richard L. Mack

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

August 24, 2010

DIRECTIONS TO THE PALMETTO CLUB AT FISHHAWK RANCH

The meeting will be held at The Palmetto Club at Fishhawk Ranch, 17004 Dorman Road, Lithia, Florida 33547. The general telephone number for The Palmetto Club at Fishhawk Ranch is (813) 657-0062.

DIRECTIONS

From I-75: Take Exit 250 East (Gibsonton Dr.) and follow the signs, approximately 8 miles to FishHawk Crossing Blvd (third entrance to FishHawk Ranch); take a right on FishHawk Crossing Blvd., follow this approximately 0.8 miles to the Palmetto Club on your left.

From Lee Roy Selmon Expressway (Crosstown Expressway): Take I-75 South and follow directions above.

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on October 7, 2010.

Meeting Information

Meeting Type: ANNUAL
For holders as of: August 9, 2010
Date: October 7, 2010 Time: 10:00 AM Local Time
THE MOSAIC COMPANY	Location: The Palmetto Club
at Fishhawk Ranch 17004 Dorman Road Lithia, Florida 33547
You are receiving this communication because you hold shares in the above named company.
THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN NY 11219	This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

M26838-P00375

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT           ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:         www.proxyvote.com

2) BY TELEPHONE:     1-800-579-1639

3) BY E-MAIL*:            sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 23, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M26839-P00375

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL NO. 2.

1. Election of four (4) members of the Board of Directors:

Nominees:

01) William R. Graber 02) Emery N. Koenig 03) Sergio Rial 04) David T. Seaton

2.      Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending May 31, 2011.

3.      In their discretion, the Proxies are authorized to transact such other business as may properly come before the meeting or any adjournment thereof.

M26840-P00375

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M26837-P00375

THE MOSAIC COMPANY

Annual Meeting of Stockholders

October 7, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack, and each of them, with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of The Mosaic Company to be held at The Palmetto Club at Fishhawk Ranch,17004 Dorman Road, Lithia, Florida 33547 on October 7, 2010 at 10:00 a.m., local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the Annual Meeting of Stockholders of The Mosaic Company to be held on October 7, 2010 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by October 4, 2010, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Change/Comments: ______________________________________________________________________ ________________________________________________________________________________________________
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 noon, Eastern Time on Wednesday, October 6, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 12:00 noon, Eastern Time on Wednesday, October 6, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26836-P00375                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MOSAIC COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends a vote “FOR” the election of each Director Nominee listed in Proposal 1 and “FOR” Proposal No. 2.		☐	☐	☐
1.	Election of four (4) members of the Board of Directors:
Nominees:
01) William R. Graber
02) Emery N. Koenig
03) Sergio Rial
04) David T. Seaton
							For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending May 31, 2011.						☐	☐	☐
3.	In their discretion, the Proxies are authorized to transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting.		Yes ☐	No ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date